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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               ------------------




                                    FORM U5S


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1997



                               ------------------


                              Filed Pursuant to the

                   Public Utility Holding Company Act of 1935

                                       by


                            National Fuel Gas Company
                    10 Lafayette Square, Buffalo, N.Y. 14203


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                            NATIONAL FUEL GAS COMPANY
                            -------------------------

                            FORM U5S - ANNUAL REPORT
                            ------------------------

                  For the Fiscal Year Ended September 30, 1997
                  --------------------------------------------


                                TABLE OF CONTENTS
                                -----------------


                                                                          Page
                                                                          ----

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 1997                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           7

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 7

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                        8

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                  9

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 1997               11
          Part  II.  Financial connections as of September 30, 1997        15
          Part III.  Compensation and other related information            15

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               20

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           21
                     (2)  Services rendered by Statutory Subsidiaries      23
                     (3)  Services rendered by Registrant                  30
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          31
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          31

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               31

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     32
          Exhibits                                                         59

SIGNATURE                                                                  67

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1997
------   -----------------------------------------------------------------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
----------
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
----------------------
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $424,567   $424,567
    Unsecured Debt (Note 10)             -            -    $395,200   $395,200

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $236,091   $236,091
    Unsecured Debt (Note 10)             -            -    $193,165   $193,165

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $157,413   $157,413
    Unsecured Debt (Note 10)             -            -    $218,600   $218,600
    Empire Exploration Company,
     Empire 1983 Drilling
     Program, Empire 1983
     Joint Venture (Note 11)           N/A         N/A     $    970   $    970

 Highland Land & Minerals, Inc.
  (Highland) (Note 4)                4,500         100%    $  4,778   $  4,778

 Utility Constructors, Inc.
  (UCI) *(Note 5)                    1,000         100%    $  2,784   $  2,784

 Data-Track Account Services,
  Inc. (Data-Track) (Note 6)         1,000         100%    $    662   $    662

 Leidy Hub, Inc. (Leidy Hub)
  (Note 7)                           4,000         100%    $    632   $    632
    Unsecured Debt (Note 10)             -            -    $    300   $    300
    Ellisburg-Leidy Northeast
     Hub Company (Note 7)              N/A          50%    $    268   $    137
    Enerchange L.L.C. (Note 7)         N/A         14.5%   $  3,504   $    896

 National Fuel Resources, Inc.
 (NFR) (Note 8)                     10,000         100%    $ 10,662   $ 10,662

 Horizon Energy Development, Inc.
  (Horizon) (Notes 9 and 12-14)      1,250         100%    $(11,773)  $(11,773)
    Unsecured Debt (Note 10)             -            -    $ 32,600   $ 32,600
    Sceptre Power Company *(Note 12)   N/A         100%    $  3,361   $  3,361
    Beheer-en-Beleggingmaatschappij
     Bruwabel B.V. (Bruwabel)
     (Note 13)                         400         100%    $ 21,774   $ 21,774
      Severoceske Teplarny, a.s.
       (SCT) (Note 13)                 N/A         70.8%   $ 49,957   $ 18,887
       Teplarna Liberec, a.s.
        (TL) (Note 13)                 N/A          70%    $ 15,317   $ 10,722
       Energoservis Liberec, s.r.o.
        (EL) (Note 13)                 N/A         100%    $     24   $     24

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1997
------   -----------------------------------------------------------------
         (Continued)
         -----------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
----------

       Zkusebna mericu tepla a
        vodomeru Litomerice, s.r.o.
        (ZL) (Note 13)                 N/A         100%    $     34   $     34
       SCT SoftMaker, s.r.o.
        (SM) (Note 13)                 N/A         100%    $     11   $     11
       Zatecka teplarenska, a.s.
        (ZT) (Note 13)                 N/A          34%    $  3,498   $  1,189
      Horizon Energy Development,
      s.r.o.
       (HED) (Note 13)                 N/A         100%    $    902   $    902
      Power Development, s.r.o.
       (PD) (Note 13)                  N/A         100%    $  1,542   $  1,542
       Teplarna Kromeriz a.s.
        (Kromeriz) (Note 13)           N/A         100%    $  1,027   $  1,027

 Niagara Energy Trading Inc.
  (NET) (Note 15)                      100         100%    $      1   $      1

 Seneca Independence Pipeline
  Company (SIP) (Note 16)            1,000         100%    $      1   $      1

 Niagara Independence Marketing
  Company (NIM) (Note 17)            1,000         100%    $      1   $      1

Notes:
*Inactive subsidiary.

 (1)    Distribution  Corporation is a public utility that sells natural gas and
        -------------------------
        provides gas transportation service in western New York and northwestern Pennsylvania.

 (2)    Supply  Corporation  is engaged  in the  transportation  and  storage of
        -------------------
        natural gas for affiliated and nonaffiliated companies.

 (3)    Seneca  Resources is engaged in the exploration for, and the development
        -----------------
        and purchase of, natural gas and oil reserves in the Gulf Coast of Texas, Louisiana and Alabama, in California, in Wyoming and in the Appalachian region of the United States. In addition, Seneca Resources is engaged in the marketing of timber from its Pennsylvania land holdings.

 (4)    Highland operates a sawmill and kiln in Kane, Pennsylvania and a sawmill
        --------
        in Kersey, Pennsylvania.

 (5)    UCI discontinued  its operations  (primarily  pipeline  construction) in
        ---
        1995 and its affairs are being wound down.

 (6)    Data-Track provides collection services  (principally issuing collection
        ----------
        notices) for the subsidiaries of the Company, particularly Distribution Corporation.

 (7)    Leidy Hub is engaged in  providing  various  natural gas hub services to
        ---------
        customers in the northeastern, mid-Atlantic, Chicago and Los Angeles

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1997
------   -----------------------------------------------------------------
         (Continued)
         -----------

        areas of the United States and Ontario, Canada, through (i) Leidy Hub's 50% ownership of Ellisburg-Leidy Northeast Hub Company and (ii) Leidy Hub's 14.5% ownership of Enerchange, L.L.C. (Enerchange), which in turn owns QuickTrade, L.L.C.

 (8)    NFR is engaged in the  marketing  and  brokerage  of natural gas and the
        ---
        performance of energy management services for utilities and end-users located in the northeastern and midwestern United States.

 (9)    Horizon was formed to engage in foreign  and  domestic  energy  projects
        -------
        through  investment  in  various  business entities (see Notes 12-14).

(10)    Unsecured debt is presented on page 6.

(11) In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources) established a drilling fund through a series of limited partnerships in which it acts as general partner (See File No. 70-6909). Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

(12) Horizon became one of the partners in Sceptre Power Company, a California general partnership, on September 15, 1995. This partnership was dissolved as of December 23, 1996 and is currently winding down operations.

(13) Horizon owns 100% of the capital stock of Bruwabel. Bruwabel in turn owns 100% of the ownership interests of HED (formerly Power International, s.r.o.) and PD (both Czech corporations). PD owns 100% of the ownership interests of Kromeriz (also a Czech corporation). During fiscal 1997, Bruwabel acquired 36.8% of the outstanding shares of SCT and received an additional 34% voting interest subject to put and call options, thus bringing total voting power to 70.8%. In December 1997, owners of the additional 34% equity interest put the additional SCT shares to Bruwabel, thus raising Bruwabel's total ownership to 70.8%. SCT owns 100% of the ownership interests of EL, ZL and SM, 70% of the ownership interest of TL and 34% of the ownership interest of ZT. All SCT subsidiaries are Czech corporations. Bruwabel and its subsidiaries are primarily engaged in district heating and power generation project development in Eastern Europe.

 (14) Horizon owns 60% of the voting power of Sceptre Kabirwala, L.L.C. (SKLLC) (a Delaware limited liability company) which in turn owns 60% of the voting power of KPP Investment, L.L.C. (KPP) (a Delaware limited liability company. At September 30, 1996, KPP owned 48.19% of the voting stock of Fauji Kabirwala Power Company Limited (FKPCL) (a Pakistan public limited company). During 1997, KPP sold its interest in FKPCL.

(15) NET is a New York corporation formed in July 1997 to engage in wholesale natural gas trading and other energy-related activities.

(16) SIP, a Delaware corporation formed in July 1997, has agreed to purchase, upon receipt of regulatory approvals, a one-third general partnership interest in Independence Pipeline Company (Independence), a Delaware general partnership. Independence, after receipt of regulatory approvals, plans to construct and operate the Independence Pipeline, a 370-mile interstate pipeline system which would transport about 900,000

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1997
------   -----------------------------------------------------------------
         (Concluded)
         -----------

        dekatherms per day of natural gas from Defiance, Ohio to Leidy, Pennsylvania.

(17) NIM is a Delaware corporation formed in September 1997 to own a one-third general partnership interest in DirectLink Gas Marketing Company, which will engage in natural gas marketing and related businesses, in part by subscribing for firm transportation capacity on the Independence Pipeline.

Note (10) Unsecured Debt
                                                 Principal   Issuer    Owner's
Name of Company                                   Amount      Book      Book
   (Issuer)      Security Owned by Registrant      Owed      Value      Value
---------------  ----------------------------    ---------   ------    -------
                                                    (Thousands of Dollars)
                                                    ----------------------
Distribution
 Corporation     Intercompany Notes:
                   6.54% Due November 5, 1997    $  7,000   $  7,000  $  7,000
                   5.72% Due March 1, 1999         50,000     50,000    50,000
                   6.71% Due February 4, 2000      50,000     50,000    50,000
                   7.99% Due February 1, 2004     100,000    100,000   100,000
                   7.46% Due March 30, 2023        49,000     49,000    49,000
                   8.55% Due July 15, 2024         20,000     20,000    20,000
                   7.50% Due June 13, 2025         50,000     50,000    50,000
                   6.26% Due August 12, 2027       30,000     30,000    30,000
                   5.601% System Money Pool*       39,200     39,200    39,200
                                                 --------   --------  --------
                                                  395,200    395,200   395,200
                                                 --------   --------  --------
Supply
 Corporation     Intercompany Notes:
                   6.54% Due November 5, 1997      25,000     25,000    25,000
                   7.37% Due July 14, 1999         50,000     50,000    50,000
                   7.99% Due February 1, 2004      25,000     25,000    25,000
                   8.44% Due November 10, 2012     50,965     50,965    50,965
                   8.55% Due July 15, 2024         30,000     30,000    30,000
                   6.26% Due August 12, 2027       10,000     10,000    10,000
                   5.601% System Money Pool*        2,200      2,200     2,200
                                                 --------   --------  --------
                                                  193,165    193,165   193,165
                                                 --------   --------  --------

Seneca
 Resources       Intercompany Notes:
                   6.54% Due November 5, 1997      18,000     18,000    18,000
                   6.22% Due July 2, 1998          50,000     50,000    50,000
                   5.72% Due March 1, 1999         50,000     50,000    50,000
                   6.26% Due August 12, 2027       50,000     50,000    50,000
                   5.601% System Money Pool*       50,600     50,600    50,600
                                                 --------   --------  --------
                                                  218,600    218,600   218,600
                                                 --------   --------  --------

Leidy Hub          5.601% System Money Pool*          300        300       300
                                                 --------   --------  --------

Horizon            6.26% Due August 12, 2027       10,000     10,000    10,000
                   5.601% System Money Pool*       22,600     22,600    22,600
                                                 --------   --------  --------
                                                   32,600     32,600    32,600
                                                 --------   --------  --------

                                                 $839,865   $839,865  $839,865
                                                 ========   ========  ========



* Interest rate represents weighted average of all short-term securities outstanding at September 30, 1997, pursuant to System money pool arrangement, S.E.C. File No. 70-8297 (Release Nos. 25964, 26076 and 26196).

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS
------   ---------------------------------------

         None during fiscal year ended September 30, 1997.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES
------   -----------------------------------------------------------------

         None during fiscal year ended September 30, 1997.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
------   ----------------------------------------------------------
         FISCAL YEAR ENDED SEPTEMBER 30, 1997
         ------------------------------------

                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming          Number of Shares or
                                     or Retiring           Principal Amount
                                                     ----------------------------                 Commission
Name of Issuer and Title of Issue     Securities     Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------    -----------     --------  --------   ------- -------------  -------------
                                                               (Thousands of Dollars)
                                                     ------------------------------------------
Registered Holding Company:

    Seneca Resources:
     6.26% Note maturing
      August 12, 2027                    Registrant  $50,000                         $50,000    File No. 70-9153

    Distribution Corporation:
     6.26% Note maturing
      August 12, 2027                    Registrant   30,000                          30,000    File No. 70-9153

    Supply Corporation:
     6.26% Note maturing
      August 12, 2027                    Registrant   10,000                          10,000    File No. 70-9153

    Horizon Energy Development, Inc:
     6.26% Note maturing
      August 12, 2027                    Registrant   10,000                          10,000    File No. 70-9153



ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES
------   ------------------------------------------------

                             Number of                              Aggregate
1. Name of Owner             Persons      Business of Persons      Investment
   -------------             ---------    -------------------      -----------

None.

                       THIS PAGE LEFT BLANK INTENTIONALLY

ITEM 6.  OFFICERS AND DIRECTORS
------   ----------------------

Part I. Names, principal business address and positions held as of September 30, 1997

                                              Names of System Companies with Which Connected
                                              ---------------------------------------------------------------

                                                             National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Land &
                                                           Distribution      Supply     Resources  Minerals,
                                           Registrant          Corp.          Corp.       Corp.      Inc.
                                       ----------------------------------------------------------------------

B. J. Kennedy          Buffalo, NY (1) |  D,COB,CEO,P,s |      D, COB, s |  D, COB, s | D, COB, s |       s |
-------------------------------------------------------------------------------------------------------------
B. S. Lee          Des Plaines, IL (2) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
L. F. Kahl       Williamsville, NY (4) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. H. Schofield        Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
E. T. Mann             Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Brady            Buffalo, NY (5) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. J. Hill             Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. V. Glynn      Niagara Falls, NY (14)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. C. Ackerman         Buffalo, NY (1) |      D, SVP, s |        D, P, s |        EVP |      D, s | P, D, s |
-------------------------------------------------------------------------------------------------------------
J. R. Peterson         Buffalo, NY (1) |          AS, s |              - |      GC, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. A. Beck             Houston, TX (6) |              - |              - |          - |   D, P, s |       - |
-------------------------------------------------------------------------------------------------------------
W. M. Petmecky         Houston, TX (6) |              - |              - |          - | SVP, S, s |       - |
-------------------------------------------------------------------------------------------------------------
D. A. Brown            Houston, TX (6) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
G. E. Klefstad         Houston, TX (6) |              - |              - |          - |        VP |       - |
-------------------------------------------------------------------------------------------------------------
E. E. Wassell          Houston, TX (6) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
J. F. McKnight         Houston, TX (6) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
C. H. Friedrich        Houston, TX (6) |              - |              - |          - |  T, AS, s |       - |
-------------------------------------------------------------------------------------------------------------
A. M. Cellino          Buffalo, NY (1) |           S, s |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. M. Ciprich          Buffalo, NY (1) |              - |      AS, GC, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. E. DeForest         Buffalo, NY (1) |              - |      SVP, D, s |          s |         s |       - |
-------------------------------------------------------------------------------------------------------------
B. H. Hale             Buffalo, NY (1) |              s |              - |  D, SVP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. Hare                Buffalo, NY (1) |              - |              - |    D, P, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Kreppel    Williamsville, NY (21)|              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. P. Pawlowski        Buffalo, NY (1) |           T, s |   D, SVP, T, s |    T, S, s |         s | S, T, s |
-------------------------------------------------------------------------------------------------------------
J. R. Pustulka         Buffalo, NY (1) |              - |              - |      VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. D. Ramsdell         Buffalo, NY (1) |              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. A. Ross             Buffalo, NY (1) |              - |              - |   D, VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. J. Seeley           Buffalo, NY (1) |              - |      SVP, D, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. F. Smith            Buffalo, NY (1) |              - |   SVP, D, S, s |          s |      D, s |    D, s |
-------------------------------------------------------------------------------------------------------------
R. J. Tanski           Buffalo, NY (1) |              - |       VP, C, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. T. Wehrlin          Buffalo, NY (1) |           C, s |      SVP, D, s |          s |      C, s |    D, s |
-------------------------------------------------------------------------------------------------------------
R. W. Wilcox           Buffalo, NY (1) |              - |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
R. J. Wright           Buffalo, NY (1) |              - |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------


                                      Position Symbol Key
              -----------------------------------------------------------------

              COB - Chairman of the Board of Directors  df - Director's  Fees
              CEO - Chief Executive Officer              S - Secretary
                P - President                           AS - Assistant Secretary
              EVP - Executive Vice President             C - Controller
              SVP - Senior Vice President                D - Director
               VP - Vice President                       s - Salary
               GC - General Counsel                      T - Treasurer

See page 14 for Notes.







                 Data-
                 Track      National     Horizon                 Niagara      Niagara         Seneca
   Utility       Account      Fuel       Energy                  Energy     Independence   Independence
 Constructors   Services,  Resources,  Development,  Leidy Hub,  Trading     Marketing       Pipeline
     Inc.         Inc.        Inc.         Inc.*       Inc. **     Inc.        Co.***           Co.
---------------------------------------------------------------------------------------------------------


          COB |        s |         s |           - |         D |        - |       D, COB |       D, COB |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
         D, P |     D, P |         - |     P, D, s |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            S |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |     D, P |         D, P |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |      S, T |           - |         - |        S |            S |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        T |            T |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        s |         s |           - |   D, P, s |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |       VP, s |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        D |            D |         D, P |
---------------------------------------------------------------------------------------------------------
            - |        - |   D, P, s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            T |     T, s |         s |           - |         - |        - |            - |            T |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            D |        D, VP |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
         D, S |  D, S, s |      D, s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |     T, S, s |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            D |     D, s |      D, s |       VP, s |D, S, T, s |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        s |         s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        s |         s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------


* Directors of Horizon's subsidiaries are as follows:

Bruwabel
--------
Managing Directors:
 B. H. Hale                                 Buffalo, NY (1)
 G. T. Wehrlin                              Buffalo, NY (1)
 Hirsch Gebouw (Intra Beheer B.V.)          Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
----------------------------------
Managing Director:
 Vladimir Prerad                            Prague, Czech Republic (7)

Power Development, s.r.o.
-------------------------
Managing Director:
 Vladimir Prerad                            Prague, Czech Republic (7)

Teplarna Kromeriz, a.s.
-----------------------
Directors:
 Vladimir Prerad                            Prague, Czech Republic (7)
 Lubos Jarolimek                            Prague, Czech Republic (7)
 Jiri Stipek                                Prague, Czech Republic (7)

Severoceske Teplarny, a.s.
--------------------------
Board of Directors:
 P. C. Ackerman                             Buffalo, NY (1)
 B. H. Hale                                 Buffalo, NY (1)
 Lubos Jarolimek                            Prague, Czech Republic (7)
 B. J. Kennedy                              Buffalo, NY (1)
 Zdenek Kozesnik                            Most, Czech Republic (15)
 Vladimir Prerad                            Prague, Czech Republic (7)
 R. J. Tanski                               Buffalo, NY (1)
 Josef Vanzura                              Most, Czech Republic (15)
 E. Volkmann                                Most, Czech Republic (15)
 G. T. Wehrlin                              Buffalo, NY (1)

Teplarna Liberec, a.s.
----------------------
Board of Directors:
 Jiri Drda                                  Liberec, Czech Republic (16)
 Lubos Jarolimek                            Prague, Czech Republic (7)
 Jiri Jezek                                 Liberec, Czech Republic (16)
 Zdenek Kozesnik                            Most, Czech Republic (15)

Energoservis Liberec, s.r.o.
----------------------------
Executive:
 Jiri Samler                                Liberec, Czech Republic (17)

Zateca teplarenska, s.s.
------------------------
Board of Directors:
 Bohuslav Kunes                             Zatec, Czech Republic (18)
 Josef Marik                                Zatec, Czech Republic (18)
 Jiri Sachl                                 Zatec, Czech Republic (18)

SCT SoftMaker, s.r.o.
---------------------
Executive:
 Zdenek Tapsik                              Most, Czech Republic (19)

Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.
---------------------------------------------------
Executive:
 Karel Stejskal                             Litomerice, Czech Republic (20)


** Directors of Leidy Hub's subsidiaries are as follows:

Ellisburg-Leidy Northeast Hub Company
-------------------------------------
Executive Committee Members:
 G. T. Wehrlin                              Buffalo, NY (1)
 B. Heine                                   Buffalo, NY (1)
 S. Bergstrom                               NGC Corporation (9)
 E. Werneke                                 NICOR, Inc. (10)

Enerchange, L.L.C.
------------------
Executive Committee Members:
 B. Heine                                   Buffalo, NY (1)
 S. Bergstrom                               NGC Corporation (9)
 E. Werneke                                 NICOR, Inc. (10)


See page 14 for Notes

*** NIM's sole subsidiary is the following general partnership:

DirectLink Gas Marketing Company
--------------------------------
Management Committee Members:
 D. A. Rowekamp                             Buffalo, NY (1)
 J. A. Brett                                MIDCON (11)
 C. Smith                                   ANR (12)
 D. Jones                                   Williams (13)

 Notes
 -----

 (1) National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203
 (2) Institute of Gas Technology, 1700 So. Mt. Prospect Road, DesPlaines, IL 60018-1804
 (3) Duke Energy Corporation, P.O. Box 1642, Houston, TX 77251-1642
 (4) The Vector Group, L.L.C., 6255 Sheridan Drive, Suite 100, Williamsville, NY 14221 - Resigned effective December 2, 1997
 (5) Moog Inc., Plant 24/Seneca at Jamison Rd., East Aurora, NY 14052-0018
 (6) Seneca Resources Corporation, 1201 Louisiana Street, Suite 400, Houston, Texas 77002
 (7) Horizon Energy Development, s.r.o., Maiselova 15, Praha 1 - Josefov, 11000, Czech Republic
 (8) Intra Beheer B.V., Leidseplein 29, 1017 PS, Amsterdam, The Netherlands
 (9) NGC Corporation, 1000 Louisiana Street, Suite 5800, Houston, TX 77002-5050
(10) NICOR, Inc., 1844 Ferry Road, Naperville, IL 60563-9600
(11) MGS Marketing Corp., 3200 Southwest Freeway, Houston, TX 77027
(12) Coastal Gas Marketing DirectLink Corp., 9 Greenway Plaza, 22nd Floor, Houston, TX 77046
(13) Williams Independence Marketing Company, One Williams Center, Tulsa, Oklahoma 74172
(14) Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303 - Effective December 17, 1997
(15) Severoceske Teplarny, a.s., Jaroslava Seiferta 2179, 434 01 Most, Czech Republic
(16) Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
(17) Energoservis Liberec, s.r.o., Zeyerova 296, 460 01 Liberec, Czech Republic
(18) Zatecka  teplarenska,  a.s.,  Svatovaclavska  1020,  438  34  Zatec,  Czech
     Republic
(19) SCT SoftMaker, s.r.o., Seifertova 2179, 434 00 Most, Czech Republic
(20) Zkusebna mericu tepla a vodomeru Litomerice, s.r.o., k vytopne 1978, 412 01 Litomerice, Czech Republic
(21) National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville, NY 14221

------   ----------------------------------

Part II.  Financial connections as of September 30, 1997:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     ----------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      First Empire State
                       Corporation,
                       Buffalo, New York           Director          70 (a)

B. J. Kennedy         Marine Midland Bank
                       Buffalo, New York           Director          70 (a)

G. L. Mazanec         Northern Trust Bank
                       of Texas, NA                Director          70 (a)

J. V. Glynn           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      First Empire State
                       Corporation,
                       Buffalo, New York           Director          70 (a)

Part III.  Compensation and other related information:

(A) Compensation of Directors and Executive Officers:

         The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6, and pages 9 to 19, respectively, of National Fuel Gas Company Proxy Statement, dated December 31, 1997, included as exhibit A (3) to this Form U5S and is incorporated herein by reference.

(B) Interest of executive officers and directors in securities of System Companies including options or other rights to acquire securities:

         The information required by this item appears under "Security Ownership of Certain Beneficial Owners and Management," on pages 7 and 8 of the National Fuel Gas Company Proxy Statement, dated December 31, 1997, included as Exhibit A(3) of this Form U5S and is incorporated herein by reference.

(C) Contracts and Transactions with System Companies:

                                                 Exhibit No. in Document
                                                (Incorporated by Reference
                                                  as Indicated in Notes)
                                                --------------------------

      Employment Agreement, dated September 17,
      1981, with Bernard J. Kennedy.                      10.4 (6)

      Ninth Extension to Employment Agreement
      with Bernard J. Kennedy, dated September 19,
      1996.                                               10.6 (8)

      National Fuel Gas Company 1983 Incentive
      Stock Option Plan, as amended and restated
      through February 18, 1993.                          10.2 (5)

------  ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company 1984 Stock Plan,
      as amended and restated through February 18,
      1993.                                               10.3 (5)

      Amendment to National Fuel Gas Company 1984
      Stock Plan, dated December 11, 1996.                10.7 (8)

      National Fuel Gas Company 1993 Award and
      Option Plan, dated February 18, 1993.               10.1  (5)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated October 27,
      1995.                                               10.8  (7)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated December 11,
      1996.                                               10.8  (8)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated December 18,
      1996.                                               10    (9)

      National Fuel Gas Company 1997 Award and
      Option Plan.                                        10.9  (8)

      Change in Control Agreement, dated May 1,
      1992, with Philip C. Ackerman.                      10.4  (3)

      Change in Control Agreement, dated May 1,
      1992, with Richard Hare.                            10.5  (3)

      Form of Change in Control Agreement, dated
      May 1, 1992, with Walter E. DeForest, Bruce
      H. Hale, Joseph P. Pawlowski, Dennis J. Seeley,
      David F. Smith and Gerald T. Wehrlin and dated
      March 16, 1995 with James A. Beck.                  10.16 (8)

      Agreement, dated August 1, 1989, with Richard
      Hare.                                               10-Q  (1)

      Agreement, dated August 1, 1986, with Joseph
      P. Pawlowski                                        10.1 (11)

      Agreement, dated August 1, 1986, with Gerald
      T. Wehrlin                                          10.2 (11)

      National Fuel Gas Company Deferred
      Compensation Plan, as amended and restated
      through May 1, 1994.                                10-7  (6)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated September
      27, 1995.                                           10.9  (7)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated September
      19, 1996.                                           10.10 (8)

------  ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company Deferred
      Compensation Plan, as amended and restated
      through March 20, 1997.                             10.3 (11)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated June
      16, 1997                                            10.4 (11)

      National Fuel Gas Company Tophat Plan,
      dated March 20, 1997                                10   (10)

      National Fuel Gas Company and Participating
      Subsidiaries Executive Retirement Plan as
      amended and restated through November 1,1995.       10.10 (7)

      National Fuel Gas Company and Participating
      Subsidiaries 1996 Executive Retirement Plan
      Trust Agreement II, dated May 10, 1996.             10.13 (8)

      Amendments to National Fuel Gas Company and
      Participating Subsidiaries Executive
      Retirement Plan, dated September 18, 1997           10.9 (11)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement, dated
      September 17, 1997, with Philip C. Ackerman         10.5 (11)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement, dated
      September 15, 1997, with Richard Hare.              10.6 (11)

      Amended and Restated Split Dollar  Insurance
      and Death Benefit  Agreement,
      dated September 15, 1997, with Joseph P.
      Pawlowski.                                          10.7 (11)

      Amended and Restated Split Dollar  Insurance
      and Death Benefit  Agreement,
      dated September 15, 1997, with Gerald T.
      Wehrlin.                                            10.8 (11)

      Death Benefits Agreement, dated August 28,
      1991, with Bernard J. Kennedy.                      10-TT (2)

      Amendment to Death Benefit Agreement of
      August 28, 1991, with Bernard J. Kennedy,
      dated March 15, 1994.                               10.11 (7)

      Summary of Annual At Risk Compensation
      Incentive Program.                                  10.10 (4)

      Administrative Rules with Respect to At Risk
      Awards under the 1993 Award and Option
      Plan.                                               10.14 (8)

------  ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Concluded)

      Excerpts of Minutes from the National  Fuel
      Gas Company Board of Directors Meeting  of
      December  5, 1991  regarding  change in
      control  agreements, non-employee director
      retirement plan, and restrictions on
      restricted stock.                                   10-UU (2)

      Excerpts  from  Minutes  from  the
      National  Fuel  Gas  Company  Board of
      Directors  Meeting  of  September  19,  1996,
      regarding  compensation  of non-employee
      directors and related amendments of By-Laws.         3.1   (8)

      Administrative Rules of the Compensation
      Committee of the Board of Directors of
      National Fuel Gas Company as amended through
      December 11, 1996.                                  10.15 (8)

      Excerpts of Minutes from National Fuel Gas
      Company Board of Directors Meeting of
      February 20, 1997, regarding the Retirement
      Benefits for Bernard J. Kennedy.                    10.10 (11)

      Excerpts of Minutes from National Fuel Gas
      Company Board of Directors Meeting of
      March 20, 1997, regarding the Retainer
      Policy for Non-Employee Directors.                  10.11 (11)

       (Notes)

       (1) Incorporated by reference from the Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1989 in File No. 1-3880.

       (2) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1991 in File
              No. 1-3880.

       (3) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1992 in File
              No. 1-3880.

       (4) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1993 in File
              No. 1-3880.

       (5) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended March 31, 1993 in File No. 1-3880.

       (6) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1994 in File
              No. 1-3880.

       (7) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1995 in File
              No. 1-3880.

Item 6.  OFFICERS AND DIRECTORS (Concluded)
------   ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Concluded)


       (8) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880.

       (9) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended December 31, 1996, in File No. 1-3880.

      (10) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended June 30, 1997, in File No. 1-3880.

      (11) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880.

(D)    Indebtedness to System Companies:  None

(E)    Participation  in  Bonus  and   Profit-Sharing   Arrangements  and  Other
       Benefits:

       The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6 and pages 9 to 19, respectively, of the National Fuel Gas Company Proxy Statement, dated
       December 31, 1997, included as exhibit A(3) to this Form U5S and incorporated herein by reference.

(F)    Rights to Indemnity:

       The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company By-Laws as amended through September 18, 1997. Such By-Laws are listed as Exhibit B(1)(iii) to this Form U5S and are incorporated herein by reference as indicated.

       The Company also purchases directors and officers liability insurance coverage with an annual aggregate limit of $110 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS
------   ----------------------------------

                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 1997
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:


Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions          $5,039

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions          $4,240

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions          $2,969

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions          $1,797

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions          $1,264

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions          $  860

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    Greater Buffalo
                            Partnership            Civic     Operation Expense               $33,425

Distribution Corporation    34 Beneficiaries       Civic     Operation Expense               $18,079

Supply Corporation          11 Beneficiaries       Civic     Operation Expense               $ 4,627

National Fuel Resources      2 Beneficiaries       Civic     Operation Expense               $   385

Seneca Resources             5 Beneficiaries       Civic     Operation Expense               $ 1,805


The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable System Companies were received and are preserved by the Registrant.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
------   -----------------------------------------

Part I.  Intercompany sales and services

    (1)  Salaries of officers of the Registrant



                                                 NATIONAL FUEL GAS COMPANY
                                                 -------------------------
                                               REPORT OF OFFICERS' SALARIES
                                               ----------------------------
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                       --------------------------------------------

                          Distribution   Supply    Seneca     Leidy                       Data-
                  Parent     Corp.       Corp.    Resources    Hub    Highland  Horizon   Track   NFR     Total
                  ------  ------------   ------   ---------   -----   --------  -------   -----   ---     -----


B. J. Kennedy    $80,574    $296,853    $449,520   $10,602    $    -   $2,120  $      -  $4,240  $4,241  $848,150

P. C. Ackerman    23,500     376,000           -    61,100         -    4,700     4,700       -       -   470,000

A. M. Cellino      7,062     134,188           -         -         -        -         -       -       -   141,250

J. P. Pawlowski   11,037     124,612      57,353    26,471         -    1,008         -      63     206   220,750

G. T. Wehrlin     11,037      28,857      13,282     6,131     6,623      233   154,525      14      48   220,750


                       THIS PAGE LEFT BLANK INTENTIONALLY

------   -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries


                                             DISTRIBUTION CORPORATION
                                             ------------------------
                                     REPORT OF INTERCOMPANY SALES AND SERVICES
                                     -----------------------------------------
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                   --------------------------------------------
                                              (THOUSANDS OF DOLLARS)
                                              ----------------------

                                                              Common Expenses
                            -------------------------------------------------------------------------------------

                                                      Corporate     Materials               Industrial   Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting  Engineering  Payable
-----------------           ---------   ----------  --------------  ----------  ----------  -----------  --------

Supply Corporation           $  717       $217           $212          $59        $  878       $193        $170
Seneca Resources                331         13              7            -           108          -           -
UCI                               -          -              -            -             -          -           -
Highland                         23          1              1            -            10          -           -
Data-Track                        1          -              -            -             1          -           -
NFR                               8          -              -            -             3          -           -
Leidy Hub                         -          -              -            -             -          -           -
Horizon                           -          -              -            -             -          -           -
                             ------       ----           ----          ---        ------       ----        ----
                             $1,080       $231           $220          $59        $1,000       $193        $170
                             ======       ====           ====          ===        ======       ====        ====




                                                            Common Expenses
                            -----------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---

Supply Corporation             $342          $254         $52       $746          $76            $272      $215
Seneca Resources                  9           117          25         91            -             125         -
UCI                               -             -           -          -            -               -         -
Highland                          1            11           4          8            -              12         -
Data-Track                        -             1           -          -            -               1         -
NFR                               -             3           1          2            -               3         -
Leidy Hub                         -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
                               ----          ----         ---       ----          ---            ----      ----
                               $352          $386         $82       $847          $76            $413      $215
                               ====          ====         ===       ====          ===            ====      ====



                              Common Expenses
                            -------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------

Supply Corporation           $125       $4,528          $2,675     $2,927       $ 8,590             $18,720
Seneca Resources                -          826             157        188         1,354               2,525
UCI                             -            -               -          -            81                  81
Highland                        -           71               5         10            25                 111
Data-Track                      -            4              15         80            61                 160
NFR                             -           20              51         35           165                 271
Leidy Hub                       -            -               -         16             -                  16
Horizon                         -            -               -        460            24                 484
                             ----       ------          ------     ------       -------             -------
                             $125       $5,449          $2,903     $3,716       $10,300             $22,368
                             ====       ======          ======     ======       =======             =======

* Analysis of Clearing Charges, Direct Charges & Convenience or Accommodation Payments is presented on pages 24 and 25.

------   -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries



                                             DISTRIBUTION CORPORATION
                                             ------------------------
                                     REPORT OF INTERCOMPANY SALES AND SERVICES
                                     -----------------------------------------
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                   --------------------------------------------
                                              (THOUSANDS OF DOLLARS)
                                              ----------------------

                                                            Clearing Charges
                            --------------------------------------------------------------------------------------
                            Material                                                                      Total
                            Issue &                                            Data      Messenger        Clearing
Receiving Company           Transfer    Telecommunications  Rental  Postage  Processing   Expense         Charges
-----------------           --------    ------------------  ------  -------  ----------  ---------        -------

Supply Corporation           $1,180            $170          $25      $13      $1,200      $ 87           $2,675
Seneca Resources                  3              35            -        -         107        12              157
UCI                               -               -            -        -           -         -                -
Highland                          -               -            -        -           5         -                5
Data-Track                        1              11            -        -           -         3               15
NFR                               5              15            -        -          28         3               51
Leidy Hub                         -               -            -        -           -         -                -
Horizon                           -               -            -         -          -         -                -
                             ------            ----          ---       ---     ------      ----           ------
                             $1,189            $231          $25       $13     $1,340      $105           $2,903
                             ======            ====          ===       ===     ======      ====           ======


                                                            Direct Charges
                            ---------------------------------------------------------------------------------------
                                                                               Contract     Facilities
Receiving Company           Land  MMD  Telecommunications  Risk  Operations  Administration  Management  Accounting
-----------------           ----  ---  ------------------  ----  ----------  --------------  ----------  ----------

Supply Corporation          $173  $48         $16          $281    $1,721         $28           $146        $ -
Seneca Resources               -    -           -             -         7           -              -          -
UCI                            -    -           -             -         -           -              -          -
Highland                       -    -           -             -         -           -              -          -
Data-Track                     -    -           -             -        69           -              -          -
NFR                            -    -           1             -         -           -              -          -
Leidy Hub                      -    -           -             -         -           -              -          -
Horizon                        -    -           -             -         -           -              -         17
                            ----  ---         ---          ----    ------         ---           ----        ---
                            $173  $48         $17          $281    $1,797         $28           $146        $17
                            ====  ===         ===          ====    ======         ===           ====        ===



                                                            Direct Charges
                            ------------------------------------------------------------------------------------
                                                                                                         Total
                                                Government               Gas                  Revenue    Direct
Receiving Company           Legal   Valuation    Affairs     Finance   Planning   Executive   Recovery   Charges
-----------------           -----   ---------   ----------   -------   --------   ---------   --------   -------

Supply Corporation           $ 1       $1         $175        $208       $23        $106        $ -      $2,927
Seneca Resources               -        -            -          30         -         151          -         188
UCI                            -        -            -           -         -           -          -           -
Highland                       -        -            -           -         -          10          -          10
Data-Track                     -        -            -           -         -           -         11          80
NFR                           23        -            -          10         -           1          -          35
Leidy Hub                      -        -            -           -         -          16          -          16
Horizon                       10        -            -         204         -         229          -         460
                             ---       --         ----        ----       ---        ----        ---      ------
                             $34       $1         $175        $452       $23        $513        $11      $3,716
                             ===       ==         ====        ====       ===        ====        ===      ======


------   -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)



                                             DISTRIBUTION CORPORATION
                                             ------------------------
                                 ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                 -------------------------------------------------
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                   --------------------------------------------
                                              (THOUSANDS OF DOLLARS)
                                              ----------------------

                                                Receiving Company
                     -----------------------------------------------------------------
                        Supply     Seneca        Data-
                     Corporation Resources  UCI  Track Highland  NFR   Horizon   Total
                     ----------- ---------  ---  ----- --------  ---   -------   -----


Material               $  825     $   38    $ -   $ 1    $ -     $  -    $ -    $   864
Rents                     283          -      -     -      -        -      -        283
Transportation             12          -      -     -      -        -      -         12
Utilities                 250         65      3    38      -       15      2        373
Contractors &
 Outside Services         692         46      -     -      -       84     13        835
Equipment Purchases
 & Rentals              1,115         52      -     -      -       28      1      1,196
Employee Benefits       3,180         47      3     -      3        1      3      3,237
Office Expense            617         43     65     1      -       20      4        750
Dues & Subscriptions      273          -      -     -      -        -      -        273
Other Insurance           779      1,011      -     -     21       13      -      1,824
Environmental               5          -      -     -      -        -      -          5
Other                     559         52     10    21      1        4      1        648
                       ------     ------    ---   ---    ---     ----    ---    -------

                       $8,590     $1,354    $81   $61    $25     $165    $24    $10,300
                       ======     ======    ===   ===    ===     ====    ===    =======

------   -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)



                                                 SUPPLY CORPORATION
                                                 ------------------
                                     REPORT OF INTERCOMPANY SALES AND SERVICES
                                     -----------------------------------------
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                    --------------------------------------------
                                               (THOUSANDS OF DOLLARS)
                                               ----------------------

                            Clearing Accounts                     Direct Charges
                   ------------------------------------  -----------------------------
                               Material         Total
                   Production  Issue &  Rental Clearing            Interstate
Receiving Company   Clearing   Transfer Clear  Charges   Valuation Marketing   Finance
-----------------  ----------  -------- ------ --------  --------- ----------  -------

Distribution Corp.    $  -       $621   $2,671  $3,292      $18       $21       $  -
Seneca Resources       699          8       11     718        -         -          -
Horizon                  -          -        -       -        -         -        110
Highland                 -          -        -       -        -         -          -
Data Track               -          -        -       -        -         -          -
NFR                      -          1        -       1        -         -          -
                      ----       ----   ------  ------      ---       ---       ----

                      $699       $630   $2,682  $4,011      $18       $21       $110
                      ====       ====   ======  ======      ===       ===       ====




                                           Direct Charges Continued
                   -----------------------------------------------------------------------
                                                                      Operations,
                                                                     Construction &
                                  Human            Gas                  Customer
Receiving Company  Engineering  Resources  Land  Control  Executive     Service      Legal
-----------------  -----------  ---------  ----  -------  ---------  --------------  -----

Distribution Corp.   $249         $102     $318   $797       $131        $1,912       $ -
Seneca Resources        -            -       85      -         13            55         -
Horizon                 -            -        -      -        186             -         1
Highland                -            -        -      -          3             -         -
Data Track              -            -        -      -          6             -         -
NFR                     -            -              14          5             -         -
                     ----         ----     ----   ----       ----        ------       ---

                     $249         $102     $403   $811       $344        $1,967       $ 1
                     ====         ====     ====   ====       ====        ======       ===

                                                            Total Services
                     Total     Total     Convenience or       Rendered By
                    Direct    Clearing   Accommodation         Statutory
Receiving Company   Charges   Charges      Payments*          Subsidiaries
-----------------   -------   --------   --------------     --------------

Distribution Corp.  $3,548     $3,292        $3,015              $ 9,855
Seneca Resources       153        718           178                1,049
Horizon                297          -             5                  302
Highland                 3          -             1                    4
Data Track               6          -            22                   28
NFR                     19          1            11                   31
                    ------     ------        ------              -------

                    $4,026     $4,011        $3,232              $11,269
                    ======     ======        ======              =======



* Analysis of Convenience or Accommodation Payments is presented on page 27.

------   -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)


                                                SUPPLY CORPORATION
                                                ------------------
                                 ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                 -------------------------------------------------
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                   --------------------------------------------
                                              (THOUSANDS OF DOLLARS)
                                              ----------------------

                                          Receiving Company
                      --------------------------------------------------------------
                      Distribution   Seneca    Horizon            Data-
                      Corporation   Resources  Energy   Highland  Track  NFR   Total
                      ------------  ---------  -------  --------  -----  ---   -----

Material                 $  172       $  -       $-        $-      $ -   $ -  $  172
Rents                       (28)        32        -         -        -     -       4
Transportation                6          1        -         -        -     -       7
Utilities                    60          9        -         -        -     2      71
Contractors &
 Outside Services           134         18        -         -       19     -     171
Equipment Purchases
 & Rentals                  179          4        -         -        -     -     183
Employee Benefits           587         27        -         1        3     3     621
Office Expense               78          3        -         -        -     6      87
Dues & Memberships           41          -        -         -        -     -      41
Other                     1,756          -        5         -        -     -   1,761
Other Insurance              27         84        -         -        -     -     111
Postage                       3          -        -         -        -     -       3
                         ------       ----       --        --      ---   ---  ------

                         $3,015       $178       $5        $1      $22   $11  $3,232
                         ======       ====       ==        ==      ===   ===  ======

------   -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                SENECA RESOURCES
                                ----------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                                      Total
                                                                     Services
                                                  Convenience or   Rendered By
                             Timber                Accommodation    Statutory
Receiving Company            Sales     Operations     Payments     Subsidiaries
-----------------            ------    ---------- --------------   ------------

Distribution Corporation     $    -      $    -        $2,769         $ 2,769
Supply Corporation                -         677           637           1,314
Highland                      5,193           -             -           5,193
Horizon                           -          21             -              21
NFR                               -         879            21             900
Leidy Hub                         -           -             -               -
Data-Track                        -           -             1               1
                             ------      ------        ------         -------

                             $5,193      $1,577        $3,428         $10,198
                             ======      ======        ======         =======






                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------

                                        Receiving Company
                     ----------------------------------------------------
                     Distribution      Supply              Data-
                     Corporation     Corporation    NFR    Track    Total
                     ------------    -----------    ---    -----    -----

Employee Benefits       $2,767          $636        $ -     $-     $3,403
Other                        2             1         21      1         25
                        ------          ----        ---     --     ------

                        $2,769          $637        $21     $1     $3,428
                        ======          ====        ===     ==     ======

------   -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)


                                    HIGHLAND
                                    --------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                 Total Services
                                                  Rendered By
                               Convenience         Statutory
Receiving Company               Payments          Subsidiaries
-----------------              -----------       --------------

Supply Corporation               $    2              $    2

Seneca Resources                  1,451               1,451
                                 ------              ------

                                 $1,453              $1,453
                                 ======              ======


                                       NFR
                                       ---
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                Convenience      Total Services
                                     or           Rendered By
                                Accommodation      Statutory
Receiving Company                 Payments        Subsidiaries
-----------------                 --------        ------------

Distribution Corporation             $2                $2

Supply Corporation                    2                 2
                                     --                --

                                     $4                $4
                                     ==                ==

------   -----------------------------------------------------

Part I.  Intercompany sales and services (Concluded)

        (2)     Services rendered by Statutory Subsidiaries (Concluded)


                                   DATA-TRACK
                                   ----------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                        ----------     --------------

Distribution
 Corporation                                $375             $375
                                            ----             ----


                                            $375             $375
                                            ====             ====


        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended September 30, 1997.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)
-------  -----------------------------------------------------

Part II. Contracts to purchase services or goods between any System company and any affiliate at September 30, 1997:

                 None

Part III. Employment of any person by any System company for the performance on a continuing basis of management services:

                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
                ----            ---------------------------      -------------

           Joseph Maljovec      Performs management and            $ 59,490
                                consulting services for
                                Highland.

           Vladimir Prerad      Performs management and            $156,855
                                consulting services for
                                Horizon relating to the
                                development, ownership and
                                operation of energy-related
                                assets of Horizon and its
                                subsidiaries in the Czech
                                Republic.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
-------  --------------------------------------------------

         At September 30, 1996, Horizon, through its investments in Sceptre Kabirwala, L.L.C. and KPP Investment, L.L.C., owned 48.19% of the voting stock of Fauji Kabirwala Power Company Limited (FKPCL). FKPCL was identified as an exempt wholesale generator. During fiscal 1997, Horizon sold its interests in FKPCL. At September 30, 1997, neither Horizon nor the Registrant had any interests in exempt wholesale generators or foreign utility companies.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
--------  ---------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 1997
                               ------------------

                                                                         Page
                                                                         ----

National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         33
Consolidating and Consolidated Balance Sheet at September 30, 1997       35-38
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 1997                                          39-40
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 1997              41-42
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 1997                                   43-46

Horizon:
Consolidating Balance Sheet at September 30, 1997                         47
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1997                                                      48
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1997                            49
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1997                                                50

Bruwabel:
Consolidating Balance Sheet at September 30, 1997                         51
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1997                                                      52
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1997                            53
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1997                                                54

Power Development:
Consolidating Balance Sheet at September 30, 1997                         55
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1997                                                      56
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1997                            57
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1997                                                58


Notes to Consolidated Financial Statements                                 *



*   The  Notes  to  Consolidated  Financial  Statements  included  in  Item 8 of
    National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, are incorporated herein by reference.

                        REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors and
Shareholders of
National Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Page 32 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 35 through 58 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 35 through 58 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.



PRICE WATERHOUSE LLP
Buffalo, New York
October 24, 1997

                       THIS PAGE LEFT BLANK INTENTIONALLY


                                            NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATING BALANCE SHEET
                                                      AT SEPTEMBER 30, 1997
                                                      (THOUSANDS OF DOLLARS)

                                     National    National                       Highland                  Data-Track
                         National    Fuel Gas    Fuel Gas    Seneca     Leidy    Land &      Utility       Account
                         Fuel Gas  Distribution   Supply    Resources    Hub,   Minerals,  Constructors,  Services,
                         Company      Corp.        Corp.      Corp.      Inc.      Inc.         Inc.         Inc.
                         --------  ------------  --------   ---------   ------  ---------  -------------  -----------
    ASSETS
    ------

PROPERTY, PLANT
  & EQUIPMENT         $      132   $1,188,596   $704,286     $768,667   $    3    $4,560      $  632        $129
-------------

Less: Accumulated
 Depreciation,
 Depletion and
 Amortization                121      299,381    253,420      293,516        3     1,675         562          27
                      ----------   ----------   --------     --------   ------    ------      ------        ----
                              11      889,215    450,866      475,151        -     2,885          70         102
                      ----------   ----------   --------     --------   ------    ------      ------        ----

CURRENT ASSETS:
--------------
  Cash and Temporary
    Cash Investments       7,065          611        600        1,434       63       472         100          74
  Notes Receivable
    -Intercompany        214,900            -          -        3,400        -     1,200       1,100         500
  Allowance for
    Uncollectible
    Accounts                   -       (7,349)         -         (107)       -         -        (292)          -
  Accounts Receivable
    -Intercompany         13,539       11,273     10,839          774        -        48          10          31
  Accounts Receivable      7,901       73,179     10,370       13,927        -       581         325           -
  Unbilled Utility
    Revenue                    -       20,433          -            -        -         -           -           -
  Dividends Receivable
    -Intercompany         14,101            -          -            -        -         -           -           -
  Materials and Supplies
    - at average cost          -        5,729     12,394          475        -       554           -           -
  Gas Stored
    Underground                -       29,856          -            -        -         -           -           -
  Prepayments              1,062        9,329      2,592        4,495        6       111          14           -
                      ----------   ----------   --------     --------   ------    ------      ------        ----
                         258,568      143,061     36,795       24,398       69     2,966       1,257         605
                      ----------   ----------   --------     --------   ------    ------      ------        ----

OTHER ASSETS:
------------
  Recoverable Future
    Taxes                      -       86,287      4,724            -        -         -           -           -
  Unamortized Debt
    Expense                4,792       14,421      4,181            -        -         -           -           -
  Other Regulatory
    Assets                 4,841       31,849     11,660            -        -         -           -           -
  Deferred Charges         2,653        1,652      7,105        2,725        2         -           -           -
  Investment in
    Associated
    Companies            835,277            -         61            -        -         -           -           -
  Notes of
    Subsidiaries         624,965            -          -            -        -         -           -           -
  Investment in
    Unconcolidated
    Foreign Susidiary          -            -          -            -        -         -           -           -
  Other                    5,644        9,400      6,799        1,271    1,032         -        2,067          -
                      ----------   ----------   --------     --------   ------    ------       ------       ----
                       1,478,172      143,609     34,530        3,996    1,034         -        2,067          -
                      ----------   ----------   --------     --------   ------    ------       ------       ----
                      $1,736,751   $1,175,885   $522,191     $503,545   $1,103    $5,851       $3,394       $707
                      ==========   ==========   ========     ========   ======    ======       ======       ====

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.





                Horizon
 National       Energy      Niagara    Seneca    Nigara
   Fuel      Development,    Energy    Indep.    Indep.     Total Before   Eliminations   Consolidated
Resources,       Inc.       Trading   Pipeline  Marketing  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company   & Adjustments     Dr (Cr)      Subsidiaries
----------  --------------  -------   --------- ---------  -------------  -------------   ------------



  $   165       $ 1,308       $ -      $ -       $ -         $2,668,478    $         -     $2,668,478




       42           365         -        -         -            849,112              -        849,112
  -------       -------       ---      ---       ---         ----------    -----------     ----------
      123           943         -        -         -          1,819,366              -      1,819,366
  -------       -------       ---      ---       ---         ----------    -----------     ----------



    2,326         1,188         1        1         1             13,936            103         14,039

    7,000             -         -        -         -            228,100       (228,100)             -


     (543)            -         -        -         -             (8,291)             -         (8,291)

       38             -         -        -         -             36,552        (36,552)             -
    6,952           570         -        -         -            113,805          1,903        115,708

        -             -         -        -         -             20,433              -         20,433

        -             -         -        -         -             14,101        (14,101)             -

        -             -         -        -         -             19,152            (37)        19,115

        -             -         -        -         -             29,856              -         29,856
      193             6         -        -         -             17,808             (1)        17,807
  -------       -------       ---      ---       ---         ----------    -----------     ----------
   15,966         1,764         1        1         1            485,452       (276,785)       208,667
  -------       -------       ---      ---       ---         ----------    -----------     ----------



        -             -         -        -         -             91,011              -         91,011

        -             -         -        -         -             23,394              -         23,394

        -             -         -        -         -             48,350              -         48,350
      163             -         -        -         -             14,299         (2,274)        12,025


        -             -         -        -         -            835,338       (835,338)             -

        -             -         -        -         -            624,965       (624,965)             -


        -        18,887         -        -         -             18,887              -         18,887
      831         2,437         -        -         -             29,481         16,150         45,631
  -------       -------       ---      ---       ---         ----------    -----------     ----------
      994        21,324         -        -         -          1,685,725     (1,446,427)       239,298
  -------       -------       ---      ---       ---         ----------    -----------     ----------
  $17,083       $24,031       $ 1      $ 1       $ 1         $3,990,543    $(1,723,212)    $2,267,331
  =======       =======       ===      ===       ===         ==========    ===========     ==========


                                            NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATING BALANCE SHEET
                                                      AT SEPTEMBER 30, 1997
                                                      (THOUSANDS OF DOLLARS)

                                       National    National                       Highland                Data-Track
                           National    Fuel Gas    Fuel Gas    Seneca     Leidy    Land &      Utility     Account
                           Fuel Gas  Distribution   Supply    Resources    Hub,   Minerals, Constructors,  Services,
                           Company      Corp.        Corp.      Corp.      Inc.     Inc.         Inc.         Inc.
                           --------  ------------  --------   ---------   -----   --------- -------------  ----------

CAPITALIZATION
AND LIABILITIES
---------------

CAPITALIZATION:
--------------
  Common Stock $1 Par
    Value; Authorized -
    100,000,000 Shares;
    Issued and
    Outstanding -
    38,165,888 Shares   $   38,166   $        -   $      -     $      -   $    -    $    -      $    -        $  -
  Capital Stock of
    Subsidiaries                 -       59,170     25,345          500        4         5           1           1
  Paid in Capital          405,028      121,668     35,894      104,035    1,365       445       4,159         499
  Earnings  Reinvested
    in the Business        472,595      243,729    174,852       52,878     (737)    4,328      (1,376)        162
  Cumulative
    Translation
    Adjustment              (2,085)           -          -            -        -         -           -           -
                        ----------   ----------   --------     --------   ------    ------      ------        ----
  Total Common
    Stock Equity           913,704      424,567    236,091      157,413      632     4,778       2,784         662

  Long-Term Debt,
    Net of Current
    Portion                574,000            -          -        7,640        -         -           -           -
  Notes Payable -
    Intercompany                 -      349,000    165,965      100,000        -         -           -           -
                        ----------   ----------   --------     --------   ------    ------      ------        ----
Total Capitalization     1,487,704      773,567    402,056      265,053      632     4,778       2,784         662
                        ----------   ----------   --------     --------   ------    ------      ------        ----

CURRENT AND ACCRUED
LIABILITIES:
-----------
  Notes Payable to
    Banks and
    Commercial Paper        92,400            -          -            -        -         -           -           -
  Notes Payable -
    Intercompany            13,200       46,200     27,200      118,600      300         -           -           -
  Current Portion of
    Long-Term Debt         100,000            -          -        3,359        -         -           -           -
  Accounts Payable             137       38,807     11,493       20,460        -         6          16         (15)
  Accounts Payable to
    Customers                    -       10,183        333            -        -         -           -           -
  Accounts Payable -
    Intercompany             8,272       17,216      7,871        2,369       11       753           -          11
  Dividends Payable -
    Intercompany                 -        7,512      6,154            -        -       200         200           -
  Other Accruals and
    Current Liabilities     32,507       46,056      5,743       (1,814)     (62)       69          79          30
                        ----------   ----------   --------     --------   ------    ------      ------        ----
                           246,516      165,974     58,794      142,974      249     1,028         295          26
                        ----------   ----------   --------     --------   ------    ------      ------        ----

DEFERRED CREDITS:
----------------
  Accumulated Deferred
    Income  Taxes             (572)     144,895     50,883       93,784      222        (9)       (437)        (14)
  Taxes Refundable to
    Customers                    -       20,471     (1,044)           -        -         -           -           -
  Unamortized
    Investment Tax
    Credit                       -       11,665        376            -        -         -           -           -
  Other Deferred
    Credits                  3,103       59,313     11,126        1,734        -        54         752          33
                        ----------   ----------   --------     --------   ------    ------      ------        ----
                             2,531      236,344     61,341       95,518      222        45         315          19
                        ----------   ----------   --------     --------   ------    ------      ------        ----
                        $1,736,751   $1,175,885   $522,191     $503,545   $1,103    $5,851      $3,394        $707
                        ==========   ==========   ========     ========   ======    ======      ======        ====

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.



               Horizon
 National      Energy       Niagara   Seneca    Niagara
   Fuel      Development,    Energy   Indep.     Indep.     Total Before   Eliminations    Consolidated
Resources,       Inc.       Trading   Pipeline  Marketing   Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company    & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------  -------   --------  ---------   -------------  --------------  -------------








  $     -       $     -       $ -      $ -       $ -        $   38,166    $         -     $   38,166

       10             1         1        1         1            85,040        (85,040)             -
    3,490         3,249         -        -         -           679,832       (274,804)       405,028

    7,162       (12,938)        -        -         -           940,655       (468,060)       472,595


        -        (2,085)        -        -         -            (4,171)         2,086         (2,085)
  -------       -------       ---      ---       ---        ----------    -----------     ----------

   10,662       (11,773)        1        1         1         1,739,522       (825,818)       913,704



        -             -         -        -         -           581,640              -        581,640

        -        10,000         -        -         -           624,965       (624,965)             -
  -------       -------       ---      ---       ---        ----------    -----------     ----------
   10,662        (1,773)        1        1         1         2,946,127     (1,450,783)     1,495,344
  -------       -------       ---      ---       ---        ----------    -----------     ----------





        -             -         -        -         -            92,400              -         92,400

        -        22,600         -        -         -           228,100       (228,100)             -

        -             -         -        -         -           103,359              -        103,359
    3,278           825         -        -         -            75,007           (902)        74,105

        -             -         -        -         -            10,516              -         10,516

       39           874         -        -         -            37,416        (37,416)             -

       35             -         -        -         -            14,101        (14,101)             -

     (175)        1,360         -        -         -            83,793              -         83,793
  -------       -------       ---      ---       ---        ----------    -----------     ----------
    3,177        25,659         -        -         -           644,692       (280,519)       364,173
  -------       -------       ---      ---       ---        ----------    -----------     ----------



     (733)         (110)        -        -         -           287,909            646        288,555

        -             -         -        -         -            19,427              -         19,427


        -             -         -        -         -            12,041              -         12,041

    3,977           255         -        -         -            80,347          7,444         87,791
  -------       -------       ---      ---       ---        ----------    -----------     ----------
    3,244           145         -        -         -           399,724          8,090        407,814
  -------       -------       ---      ---       ---        ----------    -----------     ----------
  $17,083       $24,031       $ 1      $ 1       $ 1        $3,990,543    $(1,723,212)    $2,267,331
  =======       =======       ===      ===       ===        ==========    ===========     ==========


                                            NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                CONSOLIDATING STATEMENT OF INCOME
                                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                                      (THOUSANDS OF DOLLARS)

                                                  National     National
                                      National    Fuel Gas     Fuel Gas      Seneca                    Highland
                                      Fuel Gas  Distribution    Supply      Resources   Leidy Hub,      Land &
                                      Company   Corporation   Corporation  Corporation     Inc.     Minerals, Inc.
                                      --------  ------------  -----------  -----------  ----------  --------------

OPERATING REVENUES:
------------------
  Gas Sales                           $      -    $943,575     $      -     $    560      $  -        $     -
  Other Operating Revenues                   -      47,792      172,694      126,602         -         10,654
                                      --------    --------     --------     --------      ----        -------
                                             -     991,367      172,694      127,162         -         10,654
                                      --------    --------     --------     --------      ----        -------

OPERATING EXPENSE:
-----------------
  Purchased Gas                              -     560,953          533          473         -              -
  Operation                              3,221     171,342       56,270       26,476        25          8,782
  Maintenance                                -      16,028        9,565           33         -              -
  Property, Franchise & Other
   Taxes                                   527      86,216       11,343        1,738         3            116
  Depreciation, Depletion and
   Amortization                              3      32,971       21,459       56,779         -            299
  Income Taxes - Net                       707      35,510       21,027       10,739       (25)           659
                                      --------    --------     --------     --------      ----        -------
                                         4,458     903,020      120,197       96,238         3          9,856
                                      --------    --------     --------     --------      ----        -------
     Operating Income (Loss)            (4,458)     88,347       52,497       30,924        (3)           798
                                      --------    --------     --------     --------      ----        -------


OTHER INCOME:
------------
  Unremitted Earnings of
   Subsidiaries                         59,552           -            -            -         -              -
  Dividends from Subsidiaries           54,054           -            -            -         -              -
  Interest-Intercompany                 56,051          27            8           62         -             95
  Other                                    495       1,453          323          348       (27)            38
                                      --------    --------     --------     --------      ----        -------
                                       170,152       1,480          331          410       (27)           133
                                      --------    --------     --------     --------      ----        -------
     Income (Loss) Before
      Interest Charges                 165,694      89,827       52,828       31,334       (30)           931
                                      --------    --------     --------     --------      ----        -------


INTEREST CHARGES:
----------------
  Interest on Long-Term Debt            41,576           -            -          555         -              -
  Interest-Intercompany                    614      27,611       15,505       11,782        18              -
  Other Interest                         8,816       4,996          563          176         -              1
                                      --------    --------     --------     --------      ----        -------
                                        51,006      32,607       16,068       12,513        18              1
                                      --------    --------     --------     --------      ----        -------
Net Income (Loss) Available
   for Common Stock                   $114,688    $ 57,220     $ 36,760     $ 18,821      $(47)       $   930
                                      ========    ========     ========     ========      ====        =======

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.






                                            Horizon
                              National       Energy
    Utility     Data-Track      Fuel      Development,  Total Before  Eliminations   Consolidated
 Constructors,    Account     Resources,      Inc.      Eliminations  & Adjustments  Company and
     Inc.      Services, Inc.   Inc.     (Consolidated) & Adjustments    (Dr) Cr     Subsidiaries
-------------- -------------- ---------- -------------- ------------- -------------  ------------


     $  -          $  -        $68,346     $     -       $1,012,481     $       -     $1,012,481
        -           370          1,752       1,910          361,774      (108,443)       253,331
     ----          ----        -------     -------       ----------     ---------     ----------
        -           370         70,098       1,910        1,374,255      (108,443)     1,265,812
     ----          ----        -------     -------       ----------     ---------     ----------


        -             -         65,532           -          627,491        98,881        528,610
      200           333          2,158       4,481          273,288        10,960        262,328
        -             -              -          71           25,698             -         25,698

       23             5            341         237          100,549             -        100,549

        -            18             14         107          111,650             -        111,650
       61            18            931        (953)          68,674             -         68,674
     ----          ----        -------     -------       ----------     ---------     ----------
      284           374         68,976       3,943        1,207,350       109,841      1,097,509
     ----          ----        -------     -------       ----------     ---------     ----------
     (284)           (4)         1,122      (2,033)         166,905         1,398        168,303
     ----          ----        -------     -------       ----------     ---------     ----------




        -             -              -           -           59,552       (59,552)             -
        -             -              -           -           54,054       (54,054)             -
       74            28            320           -           56,665       (56,665)             -
      404             -            158         (85)           3,108            88          3,196
     ----          ----        -------     -------       ----------     ---------     ----------
      478            28            478         (85)         173,379      (170,183)         3,196
     ----          ----        -------     -------       ----------     ---------     ----------

      194            24          1,600      (2,118)         340,284      (168,785)       171,499
     ----          ----        -------     -------       ----------     ---------     ----------



        -             -              -           -           42,131             -         42,131
        -             -              1       1,134           56,665        56,665              -
        -             -             32          96           14,680             -         14,680
     ----          ----        -------     -------       ----------     ---------     ----------
        -             -             33       1,230          113,476        56,665         56,811
     ----          ----        -------     -------       ----------     ---------     ----------

     $194          $ 24        $ 1,567     $(3,348)      $  226,808     $(112,120)    $  114,688
     ====          ====        =======     =======       ==========     =========     ==========


           Earnings Per Common Share
           -------------------------
           Net Income Available for Common Stock                                       $3.01
                                                                                       =====

           Weighted Average Common Shares Outstanding                             38,083,514
                                                                                  ==========


                     NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                (THOUSANDS OF DOLLARS)

                                                   National    National
                                       National    Fuel Gas    Fuel Gas     Seneca                  Highland
                                       Fuel Gas  Distribution   Supply     Resources  Leidy Hub,     Land &
                                        Company   Corporation Corporation Corporation    Inc.     Minerals, Inc.
                                       --------- ------------ ----------- ----------- ----------  --------------

EARNINGS REINVESTED IN THE BUSINESS
Balance at Beginning of Year           $422,874    $219,746    $157,969     $34,057     $(690)       $4,198

Net Income (Loss) Available
 for Common Stock                       114,688      57,220      36,760      18,821       (47)          930

Dividends on Common Stock
 (1997-$1.71)                           (64,967)    (33,237)    (19,877)          -         -          (800)
                                       --------    --------    --------     -------     -----        ------

Balance at End of Year                 $472,595    $243,729    $174,852     $52,878     $(737)       $4,328
                                       ========    ========    ========     =======     =====        ======




                     At September 30, 1997
                     ---------------------

Intercompany Eliminations:
-------------------------

Earnings Reinvested in the Business:
  Unremitted Earnings of Subsidiaries
    Since Acquisition                                  $470,486
  Earnings Reinvested in the Business
    of Subsidiaries at Acquisition                        7,095
  Consolidating Adjustment                               (9,521)
                                                       --------
                                                       $468,060
                                                       ========

Net Income Available for Common Stock:
  Subsidiaries-Dividends on
    Common Stock                                       $ 54,054
  Unremitted Earnings of Subsidiaries                    59,553
  Consolidating Adjustment                               (1,487)
                                                       --------
                                                       $112,120
                                                       ========

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.




                                            Horizon
                              National       Energy
    Utility      Data-Track     Fuel      Development,  Total Before  Eliminations   Consolidated
 Constructors,     Account    Resources,      Inc.      Eliminations  & Adjustments  Company and
     Inc.      Services, Inc.    Inc.    (Consolidated) & Adjustments    (Dr) Cr     Subsidiaries
-------------- -------------- ---------- -------------- ------------- -------------  ------------

  $(1,569)        $138        $5,735       $ (9,590)      $832,868     $(409,994)     $422,874


      194           24         1,567         (3,348)       226,808      (112,120)      114,688


        -            -          (140)             -       (119,021)       54,054       (64,967)
  -------         ----        ------       --------       --------     ---------      --------

  $(1,375)        $162        $7,162       $(12,938)      $940,655     $(468,060)     $472,595
  =======         ====        ======       ========       ========     =========      ========



                                  ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 1997

                             Par or                   Earnings                                  Total Investment
                          Stated Value              Reinvested in   Unremitted                   in Associated
                               of          Paid     the Business     Earnings     Cumulative       Companies
                           Subsidiary       in           at            Since      Translation          at
                              Stock       Capital    Acquisition    Acquisition   Adjustment         Equity
                          ------------    -------   --------------  -----------   ------------  ----------------

Registrant:
  Distribution
   Corporation             $59,170       $121,668      $4,636        $239,093      $     -         $424,567
  Supply Corporation        25,345         35,833       2,453         172,399            -          236,030
  Seneca Resources             500        104,035           6          52,872            -          157,413
  Leidy Hub                      4          1,365           -            (737)           -              632
  Highland                       5            445           -           4,328            -            4,778
  UCI                            1          4,159           -          (1,376)           -            2,784
  Data-Track                     1            499           -             162            -              662
  NFR                           10          3,490           -           7,162            -           10,662
  Horizon                        1          3,249           -         (12,938)      (2,085)         (11,773)
  Niagara Energy                 1              -           -               -            -                1
  Seneca Independence            1              -           -               -            -                1
  Niagara Independence           1              -           -               -            -                1
  Consolidating
   Adjustment                    -              -           -           9,519            -            9,519
                           -------       --------      ------        --------      -------         --------
                            85,040        274,743       7,095         470,484       (2,085)         835,277
Supply Corporation:
  Seneca Resources               -             61           -               -            -               61
                           -------       --------      ------        --------      -------         --------
                           $85,040       $274,804      $7,095        $470,484      $(2,085)        $835,338
                           =======       ========      ======        ========      =======         ========




NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
  CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
        (THOUSANDS OF DOLLARS)

                                                                                                               Data-
                                             National    National                    Highland                  Track
                                  National   Fuel Gas    Fuel Gas  Seneca    Leidy     Land &      Utility    Account
                                  Fuel Gas Distribution   Supply  Resources   Hub,   Minerals,  Constructors  Services,
                                  Company     Corp.       Corp.     Corp.     Inc.      Inc.        Inc.        Inc.
                                  -------- ------------  -------- ---------  ------  ---------- ------------  ----------

OPERATING ACTIVITIES:
--------------------
Net Income (Loss) Available
  for Common Stock                $114,688   $ 57,220    $36,760   $18,821   $  (47)  $  930       $194         $24
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
   Unremitted Earnings of
    Subsidiaries                   (59,552)         -          -         -        -        -          -           -
   Depreciation, Depletion
    and Amortization                     3     32,971     21,459    56,779        -      299          -          18
   Deferred Income Taxes              (161)    (5,778)    (2,850)   12,844       26        2        (41)         (7)
   Other                               739        732      2,699         -       27        -         (9)          -

Change in:
   Receivables and Unbilled
    Utility Revenue                    (97)      (299)    (3,220)   (2,213)       1     (306)        78           -
   Accounts Receivable-Intercompany (1,567)    (2,146)    (1,704)    1,063        -      123          2           4
   Gas Stored Underground
    and Material and Supplies            -      6,845        755      (126)       -     (174)         -           -
   Prepayments                        (519)     8,210      2,350      (178)       -      (14)         -           -
   Accounts Payable                    (18)    (1,824)     3,807     9,740        -       (1)        (1)        (23)
   Amounts Payable to Customers          -      6,412       (514)        -        -        -          -           -
   Accounts Payable-Intercompany       443      3,677      1,125       254        -      172          -          (3)
   Other Accruals and Current
    Liabilities                      6,253      7,402     (5,132)   (7,025)      50      135        (72)        (15)
   Other Assets and
     Liabilities-Net                (5,163)    29,686      3,714       310        -       24        106          28
                                  --------   --------    -------   -------   ------   ------       ----         ---

   Net Cash Provided by
    (Used in) Operating
    Activities                    $ 55,049   $143,108    $59,249   $90,269   $   57   $1,190       $257         $26

                                  --------   --------    -------   -------   ------   ------       ----         ---

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 45 and 46)






              Horizon
National       Energy      Niagara    Seneca   Niagara
  Fuel      Development,    Energy    Indep.    Indep.    Total Before                 Consolidated
Resources,      Inc.       Trading   Pipeline  Marketing  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company   & Adjustments & Adjustments  Subsidiaries
---------- --------------  -------   --------  ---------  ------------- -------------  ------------


 $1,567     $(3,348)        $   -     $  -      $   -       $ 226,808     $(112,120)    $ 114,688




      -           -             -        -          -         (59,552)       59,552             -

     14         107             -        -          -         111,650             -       111,650
   (169)        (66)            -        -          -           3,800             -         3,800
    511         337             -        -          -           5,036         2,994         8,030



 (4,047)       (228)            -        -          -         (10,331)           (1)      (10,332)
      3           -             -        -          -          (4,222)        4,222             -

      -           -             -        -          -           7,300             -         7,300
    192          48             -        -          -          10,089           (24)       10,065
    717      (2,361)            -        -          -          10,036          (541)        9,495
      -           -             -        -          -           5,898             -         5,898
 (1,079)         42             -        -          -           4,631        (4,631)            -

 (1,489)      4,006             -        -          -           4,113        (6,233)       (2,120)

  2,980      (1,171)            -        -          -          30,514         5,674        36,188
 ------     -------         -----     ----      -----       ---------     ---------     ---------



 $ (800)    $(2,634)        $   -     $  -      $   -       $ 345,770     $ (51,108)    $ 294,662
 ------     -------         -----     ----      -----       ---------     ---------     ---------




NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
  CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
        (THOUSANDS OF DOLLARS)

                                                                                                              Data-
                                           National    National                    Highland                   Track
                                National   Fuel Gas    Fuel Gas  Seneca    Leidy     Land &      Utility     Account
                                Fuel Gas Distribution   Supply  Resources   Hub,   Minerals,  Constructors,  Services,
                                Company     Corp.       Corp.     Corp.     Inc.      Inc.         Inc.        Inc.
                                -------- ------------  -------- ---------  -----   ---------  -------------  ---------

INVESTING ACTIVITIES:
--------------------
Capital Expenditures             $     -   $(66,908)  $(22,562) $(123,053) $    -  $(1,071)       $   -        $ (19)
Capital Contribution                   -          -          -          -       -        -         (800)           -
Investment in Unconsolidated
  Foreign Subsidiary                   -          -          -          -       -        -            -            -
Investment in Associated
  Companies                          797          -          -          -       -        -            -            -
Other                                  -          -          -      1,970       -        -           83            -
                                --------   --------   --------   --------  ------  -------        -----        -----

Net Cash Provided by (Used In)
 Investing  Activities               797    (66,908)   (22,562)  (121,083)      -   (1,071)        (717)         (19)
                                --------   --------   --------  ---------  ------  -------        -----        -----

FINANCING ACTIVITIES:
--------------------
Change in Notes Payable to
 Banks and Commercial Paper      (107,300)         -          -          -       -        -            -            -
Change in Notes
 Payable-Intercompany                100    (44,800)   (19,300)    34,200       -        -            -            -
Change in Notes and Dividends
 Receivable-Intercompany           5,868          -          -     (3,400)      -      900          500            -
Net Proceeds from Issuance of
 Long-Term Debt                   99,500          -          -          -       -        -            -            -
Reduction of Long-Term Debt            -          -          -     (1,310)      -        -            -            -
Proceeds from Issuance of
 Common Stock                     10,068          -          -          -       -        -            -            -
Dividends Paid on Common Stock   (64,260)   (34,830)   (19,252)         -       -     (800)           -            -
                                --------   --------   --------  ---------  ------  -------        -----        -----

Net Cash Provided by (Used in)
 Financing Activities            (56,024)   (79,630)   (38,552)    29,490       -      100          500            -
                                --------   --------   --------  ---------  ------  -------        -----        -----

Net Increase (Decrease) in
 Cash and Temporary Cash
 Investments                        (178)    (3,430)    (1,865)    (1,324)     57      219           40            7

Cash and Temporary Cash
 Investments at Beginning
 of Year                           7,243      4,041      2,465      2,758       6      253           60           67
                                --------   --------   --------  ---------  ------  -------        -----        -----

Cash and Temporary Cash
 Investments at End of Year     $  7,065   $    611   $    600  $   1,434  $   63  $   472        $ 100        $  74
                                ========   ========   ========  =========  ======  =======        =====        =====

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.





              Horizon
National       Energy      Niagara    Seneca   Niagara
  Fuel      Development,    Energy    Indep.    Indep.    Total Before                 Consolidated
Resources,      Inc.       Trading   Pipeline  Marketing  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company   & Adjustments & Adjustments  Subsidiaries
---------- --------------  -------   --------  ---------  ------------- -------------  -------------

 $  (96)     $   (292)      $  -      $  -       $  -       $(214,001)     $     -      $(214,001)
      -             -          1         1          1            (797)         797              -

      -       (21,075)         -         -          -         (21,075)           -        (21,075)

      -             -          -         -          -             797         (797)             -
      -          (128)         -         -          -           1,925         (495)         1,429
 ------      --------       ----      ----       ----       ---------      -------      ---------


    (96)      (21,495)         1         1          1        (233,151)        (495)      (233,647)
 ------      --------       ----      ----       ----       ---------      -------      ---------



      -             -          -         -          -        (107,300)           -       (107,300)

      -        25,000          -         -          -          (4,800)       4,800              -

  1,900             -          -         -          -           5,768       (5,768)             -

      -             -          -         -          -          99,500            -         99,500
      -             -          -         -          -          (1,310)           -         (1,310)

      -             -          -         -          -          10,068       (2,995)         7,074
   (140)            -          -         -          -        (119,282)      55,022        (64,260)
 ------      --------       ----      ----       ----       ---------      -------      ---------


  1,760        25,000          -         -          -        (117,356)      51,059        (66,296)
 ------      --------       ----      ----       ----       ---------      -------      ---------



    864           871          1         1          1          (4,736)        (545)        (5,281)



  1,462           317          -         -          -          18,672          648         19,320
 ------      --------       ----      ----       ----       ---------      -------      ---------


 $2,326      $  1,188       $  1      $  1       $  1       $  13,936      $   103      $  14,039
 ======      ========       ====      ====       ====       =========      =======      =========




HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
AT SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)

                                         Horizon
                                          Energy     Sceptre                                              Consolidated
                                       Development,   Power      Bruwabel     Total Before                Horizon and
                                           Inc.      Company  (Consolidated)  Eliminations  Eliminations  Subsidiaries
                                       ------------  -------  --------------  ------------  ------------  -------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT            $      -       $     -    $ 1,308        $  1,308      $      -      $  1,308
---------------------------
 Accumulated  DD&A                            -             -        365             365             -           365
                                       --------       -------    -------        --------      --------      --------
                                              -             -        943             943             -           943
                                       --------       -------    -------        --------      --------      --------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash Investments          9            52      1,127           1,188             -         1,188
 Accounts Rec. Interco.                   1,472             -          -           1,472        (1,472)            -
 Accounts Receivable                          1            10        559             570             -           570
 Prepayments                                  -             -          6               6             -             6
                                       --------       -------    -------        --------      --------      --------
                                          1,482            62      1,692           3,236        (1,472)        1,764
                                       --------       -------    -------        --------      --------      --------
OTHER ASSETS:
------------
 Investment in Associated Companies      25,135             -          -          25,135       (25,135)            -
 Investment in Unconsolidated
   Foreign Subsidiary                         -             -     18,887          18,887             -        18,887
 Other Assets                               127             -      2,310           2,437             -         2,437
                                       --------       -------    -------        --------      --------      --------
                                         25,262             -     21,197          46,459       (25,135)       21,324
                                       --------       -------    -------        --------      --------      --------
TOTAL ASSETS                           $ 26,744       $    62    $23,832        $ 50,638      $(26,607)     $ 24,031
                                       ========       =======    =======        ========      ========      ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                          $      1       $     -    $    29        $     30      $    (29)            1
 Paid - in - Capital                      3,249             -     25,487          28,736       (25,487)        3,249
 Capital Contribution from Horizon            -        10,916          -          10,916       (10,916)            -
 Earnings Reinvested in the Business    (12,938)       (7,555)    (1,657)        (22,150)        9,212       (12,938)
 Cumulative Translation Adjustment       (2,085)            -     (2,085)         (4,170)        2,085        (2,085)
                                       --------       -------    -------        --------      --------      --------
                                        (11,773)        3,361     21,774          13,362       (25,135)      (11,773)
                                       --------       -------    -------        --------      --------      --------

 Long-Term Debt-Intercompany             10,000             -          -          10,000             -        10,000
                                       --------       -------    -------        --------      --------      --------

                                         (1,773)        3,361     21,774          23,362       (25,135)       (1,773)
                                       --------       -------    -------        ---------     --------      --------

CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Notes Payable Intercompany              22,600             -          -          22,600             -        22,600
 Accounts Payable                            74             8        808             890           (65)          825
 Accounts Payable - Intercompany            874             -      1,407           2,281        (1,407)          874
 Other Accruals and Current
   Liabilities                            5,027        (3,287)      (380)          1,360             -         1,360
                                       --------       -------    -------        --------      --------      --------
                                         28,575        (3,279)     1,835          27,131        (1,472)       25,659
                                       --------       -------    -------        --------      --------      --------
DEFERRED CREDITS:
----------------
 Accumulated Deferred Income Taxes          (89)          (21)         -            (110)            -          (110)
 Other Deferred Credits                      31             1        223             255             -           255
                                       --------       -------    -------        --------      --------      --------
                                            (58)          (20)       223             145             -           145
                                       --------       -------    -------        --------      --------      --------

TOTAL CAPITALIZATION & LIABILITIES     $ 26,744       $    62    $23,832        $ 50,638      $(26,607)     $ 24,031
                                       ========       =======    =======        ========      ========      ========

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.




       HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
       CONSOLIDATING STATEMENT OF INCOME
       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
       (THOUSANDS OF DOLLARS)


                                            Horizon
                                             Energy     Sceptre                                              Consolidated
                                          Development,   Power      Bruwabel     Total Before                Horizon and
                                              Inc.      Company  (Consolidated)  Eliminations  Eliminations  Subsidiaries
                                          ------------  -------  --------------  ------------  ------------  -------------

       OPERATING REVENUE:
       -----------------
       Other Operating Revenues             $     -     $     -    $ 1,910         $ 1,910        $    -        $ 1,910
                                            -------     -------    -------         -------        ------        -------
                                                  -           -      1,910           1,910             -          1,910
                                            -------     -------    -------         -------        ------        -------

       OPERATING EXPENSE:
       -----------------
       Operation                             (1,057)      2,688      2,850           4,481             -          4,481
       Maintenance                                -           -         71              71             -             71
       Property, Franchise & Other Taxes          1           -        236             237             -            237
       Depreciation, Depletion and
         Amortization                             -           -        107             107             -            107
       Income Taxes - Net                       (13)       (940)         -            (953)            -           (953)
                                            -------     -------    -------         -------        ------        -------
                                             (1,069)      1,748      3,264           3,943             -          3,943
                                            -------     -------    -------         -------        ------        -------
       Operating Income (Loss)                1,069      (1,748)    (1,354)         (2,033)            -         (2,033)
                                            -------     -------    -------         -------        ------        -------

       OTHER INCOME:
       ------------
       Unremitted Earnings of Subsidiaries   (3,308)          -          -          (3,308)        3,308              -
       Equity Interest in Unconsolidated
         Foreign Subsidiary                       -           -       (198)           (198)            -           (198)
       Other                                     25           -         88             113             -            113
                                            -------     -------    -------         -------        ------        -------

                                             (3,283)          -       (110)         (3,393)        3,308            (85)
                                            -------     -------    -------         -------        ------        -------

       Loss Before Interest Charges          (2,214)     (1,748)    (1,464)         (5,426)        3,308         (2,118)
                                            -------     -------    -------         -------        ------        -------

       INTEREST CHARGES - Other Interest      1,134           -         96           1,230             -          1,230
       ----------------                     -------     -------    -------         -------        ------        -------

       Net Loss                             $(3,348)    $(1,748)   $(1,560)        $(6,656)       $3,308        $(3,348)
                                            =======     =======    =======         =======        ======        =======


       Note:  Individual columns or rows may not add due to rounding.

       See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.



HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)

                                    Horizon
                                     Energy     Sceptre                                                 Consolidated
EARNINGS REINVESTED               Development,   Power       Bruwabel       Total Before                Horizon and
IN THE BUSINESS                       Inc.      Company   (Consolidated)    Eliminations  Eliminations  Subsidiaries
-------------------               ------------  -------   --------------    ------------  ------------  -------------

Balance at Beginning of Year       $ (9,590)    $(5,807)     $   (97)         $(15,494)      $5,904       $ (9,590)


Net Loss                             (3,348)     (1,748)      (1,560)           (6,656)       3,308         (3,348)
                                   --------     -------      -------          --------       ------       --------


Balance at End of Year             $(12,938)    $(7,555)     $(1,657)         $(22,150)      $9,212       $(12,938)
                                   ========     =======      =======          ========       ======       ========


Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.



HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)
                                        Horizon
                                         Energy     Sceptre                  Total Before   Eliminations  Consolidated
                                      Development,   Power      Bruwabel     Eliminations       and       Horizon and
                                          Inc.      Company  (Consolidated)  & Adjustments  Adjustments   Subsidiaries
                                      ------------  -------  --------------  -------------  -----------   -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
Net Loss                              $ (3,348)     $(1,748)   $  (1,560)      $ (6,656)     $  3,308       $ (3,348)
Adjustments to Reconcile Net Loss
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries     3,308            -           -           3,308        (3,308)             -
 Depreciation, Depletion &
  Amortization                               -            -         107             107             -            107
 Deferred Income Taxes                     (46)         (20)          -             (66)            -            (66)
 Other                                       -          107         230             337             -            337

Change in:
 Accounts Receivable - Intercompany       (843)           -           -            (843)          843              -
 Accounts Receivable                         8           45        (281)           (228)            -           (228)
 Prepayments                                 -           14          34              48             -             48
 Accounts Payable                       (2,130)      (1,074)        924          (2,280)          (81)        (2,361)
 Accounts Payable - Intercompany            43         (331)      1,092             804          (762)            42
 Other Accruals and Current
  Liabilities                            4,539         (178)       (356)          4,005             1          4,006
 Other Assets and Liabilities               18           56      (1,245)         (1,171)            -         (1,171)
                                      --------      -------    --------        --------      --------       --------

Net Cash Provided by (Used in)
  Operations                             1,549       (3,129)     (1,055)         (2,635)            1         (2,634)
                                      --------      -------    --------        --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
Capital Expenditures                         -            -        (292)           (292)            -           (292)
Investment in Unconsolidated
  Foreign Subsidiary                         -            -     (21,075)        (21,075)            -        (21,075)
Investment in Associated Companies     (26,446)           -           -         (26,446)       26,446              -
Capital Contribution                         -        3,160      23,286          26,446       (26,446)             -
Other                                     (127)           -           -            (127)           (1)          (128)
                                      --------      -------    --------        --------      --------       --------
Net Cash Provided by (Used in)
  Investing Activities                 (26,573)       3,160       1,919         (21,494)           (1)       (21,495)
                                      --------      -------    --------        --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------
Change in Notes Payable Intercompany    25,000            -           -          25,000             -         25,000
                                      --------      -------    --------        --------      --------       --------

Net Cash Provided by Financing
  Activities                            25,000            -           -          25,000             -         25,000
                                      --------      -------    --------        --------      --------       --------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments            (24)          31         864             871             -            871

Cash and Temporary Cash Investments
 at Beginning of Year                       33           21         263             317             -            317
                                      --------      -------    --------        --------      --------       --------

Cash and Temporary Cash Investments
  at End of Year                      $      9      $    52    $  1,127        $  1,188      $      -       $  1,188
                                      ========      =======    ========        ========      ========       ========

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.


BRUWABEL AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
AT SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)
                                               Power
                                            Development,                                                Consolidated
                                               s.r.o.       Horizon Energy    Total Before              Bruwabel and
                                  Bruwabel (Consolidated) Development, s.r.o. Eliminations Eliminations Subsidiaries
                                  -------- -------------- ------------------- ------------ ------------ ------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT        $     -     $1,087           $  221          $ 1,308      $     -       $ 1,308
----------------------------
 Accumulated DD&A                        -        163              202              365            -           365
                                   -------     ------           ------          -------      -------       -------
                                         -        924               19              943            -           943
                                   -------     ------           ------          -------      -------       -------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash
  Investments                          993         75               59            1,127            -         1,127
 Accounts Receivable -
  Intercompany                         272          -                -              272         (272)            -
 Accounts Receivable                     3         96              460              559            -           559
 Prepayments                             -          2                4                6            -             6
                                   -------     ------           ------          -------      -------       -------
                                     1,268        173              523            1,964         (272)        1,692
                                   -------     ------           ------          -------      -------       -------
OTHER ASSETS:
------------
 Investment in Unconsolidated
  Foreign Subsidiary                18,887          -                -           18,887            -        18,887
 Other                               2,444      1,008            1,302            4,754       (2,444)        2,310
                                   -------     ------           ------          -------      -------       -------

                                    21,331      1,008            1,302           23,641       (2,444)       21,197
                                   -------     ------           ------          -------      -------       -------

                                   $22,599     $2,105           $1,844          $26,548      $(2,716)      $23,832
                                   =======     ======           ======          =======      =======       =======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                      $    29     $  760           $1,567          $ 2,356      $(2,327)      $    29
 Paid in Capital                    25,487      1,097                -           26,584       (1,097)       25,487
 Earnings Reinvested in the
  Business                          (1,657)      (161)            (724)          (2,542)         885        (1,657)
 Cumulative Translation
  Adjustment                        (2,085)      (154)              59           (2,180)          95        (2,085)
                                   -------     ------           ------          -------      -------       -------

 Total Common Stock Equity          21,774      1,542              902           24,218       (2,444)       21,774
                                   -------     ------           ------          -------      -------       -------

CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Accounts Payable                      370        275              336              981         (173)          808
 Accounts Payable - Intercompany       420        488              598            1,506          (99)        1,407
 Other Accruals and Current
  Liabilities                           35       (423)               8             (380)           -          (380)
                                   -------     ------           ------          -------      -------       -------
 Total Current Liabilities             825        340              942            2,107         (272)        1,835
                                   -------     ------           ------          -------      -------       -------
DEFERRED CREDITS:
----------------
 Other Deferred Credits                  -        223                -              223            -           223
                                   -------     ------           ------          -------      -------       -------
                                         -        223                -              223            -           223
                                   -------     ------           ------          -------      -------       -------

                                   $22,599     $2,105           $1,844          $26,548      $(2,716)      $23,832
                                   =======     ======           ======          =======      =======       =======

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.



BRUWABEL AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)



                                                  Power                                                    Consolidated
                                               Development,                                                  Bruwabel
                                                  s.r.o.       Horizon Energy    Total Before                   and
                                     Bruwabel (Consolidated) Development, s.r.o. Eliminations Eliminations Subsidiaries
                                     -------- -------------- ------------------- ------------ ------------ ------------

OPERATING REVENUES:
------------------
Other Operating Revenues             $     -     $1,887            $  82          $ 1,969        $(59)      $ 1,910
                                     -------     ------            -----          -------        ----       -------
                                           -      1,887               82            1,969         (59)        1,910
                                     -------     ------            -----          -------        ----       -------

OPERATING EXPENSES:
------------------
Operation                                269      1,903              658            2,830          20         2,850
Maintenance                                -         50               21               71           -            71
Property Franchise & Other Taxes         235          1                -              236           -           236
Depreciation, Depletion &
 Amortization                              -         75               32              107           -           107
                                     -------     ------            -----          -------        ----       -------

                                         504      2,029              711            3,244          20         3,264
                                     -------     ------            -----          -------        ----       -------
Operating Loss                          (504)      (142)            (629)          (1,275)        (79)       (1,354)
                                     -------     ------            -----          -------        ----       -------

OTHER INCOME:
------------
Unremitted Earnings of Subsidiaries     (911)         -                -             (911)        911             -
Equity Interest in Unconsolidated
  Foreign Subsidiary                    (198)         -                -             (198)          -          (198)
Other                                     53         10               27               90          (2)           88
                                     -------     ------            -----          -------        ----       -------
                                      (1,056)        10               27           (1,019)        909          (110)
                                     -------     ------            -----          -------        ----       -------
Loss Before Interest                  (1,560)      (132)            (602)          (2,294)        830        (1,464)
                                     -------     ------            -----          -------        ----       -------

INTEREST CHARGES:
----------------
Other Interest                             -         94                4               98          (2)           96
                                     -------     ------            -----          -------        ----       -------

Net Loss                             $(1,560)    $ (226)           $(606)         $(2,392)       $832       $(1,560)
                                     =======     ======            =====          =======        ====       =======

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.



BRUWABEL AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)


                                                Power                           Total Before
                                             Development,        Horizon        Eliminations  Eliminations  Consolidated
EARNINGS REINVESTED                            s.r.o.             Energy            and           and       Bruwabel and
IN THE BUSINESS                   Bruwabel  (Consolidated)  Development, s.r.o. Adjustments   Adjustments   Subsidiaries
-------------------               --------  --------------  ------------------- -----------   -----------   ------------

Balance at Beginning of Year      $   (97)      $  65            $(117)          $  (149)       $ 52          $   (97)


Net Loss                           (1,560)       (226)            (606)           (2,392)        832           (1,560)
                                  -------       -----            -----           -------        ----          -------


Balance at End of Year            $(1,657)      $(161)           $(723)          $(2,541)       $884          $(1,657)
                                  =======       =====            =====           =======        ====          =======


Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.


BRUWABEL AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)

                                                     Power
                                                  Development,  Horizon Energy Total Before               Bruwabel and
                                                     s.r.o.      Development,  Eliminations               Subsidiaries
                                        Bruwabel (Consolidated)     s.r.o.     & Adjustments Eliminations Consolidated
                                        -------- -------------- -------------- ------------- ------------ ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
Net Loss                                $ (1,481)    $(226)        $(606)        $ (2,313)      $ 753      $ (1,560)
Adjustments to Reconcile Net Loss
  to Net Cash Provided by Operating
   Activities:
 Unremitted Earnings of Subsidiaries         832         -             -              832        (832)            -
 Depreciation, Depletion & Amortization        -        75            32              107           -           107
 Other                                       198        20            12              230           -           230
Change in:
 Accounts Receivable - Intercompany         (272)        -            37             (235)        235             -
 Accounts Receivable                           -       120          (401)            (281)          -          (281)
 Prepayments                                   -         6            28               34           -            34
 Accounts Payable                            334       402           324            1,060        (136)          924
 Accounts Payable - Intercompany             375       369           448            1,192        (100)        1,092
 Other Accruals and Current Liabilities       35      (417)           26             (356)          -          (356)
 Other Assets and Liabilities             (1,198)     (116)           69           (1,245)          -        (1,245)
                                        --------     -----          ----         --------       -----      --------

Net Cash Provided by (Used in)
  Operations                              (1,177)      233           (31)            (975)        (80)       (1,055)
                                        --------     -----          ----         --------       -----      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
Capital Expenditures                           -      (251)          (41)            (292)          -          (292)
Investment in Unconsolidated
  Foreign Subsidiary                     (21,155)        -             -          (21,155)         80       (21,075)
Capital Contribution                      23,286         -             -           23,286           -        23,286
                                        --------     -----          ----         --------      ------      --------

Net Cash Provided by (Used in)
  Investing Activities                     2,131      (251)          (41)           1,839          80         1,919
                                        --------     -----          ----         --------      ------      --------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments              954       (18)          (72)             864           -           864

Cash and Temporary Cash Investments
 at Beginning of Year                         39        93           131              263           -           263
                                        --------     -----          ----         --------      ------      --------

Cash and Temporary Cash Investments
 at End of Year                         $    993     $  75          $ 59         $  1,127      $    -      $  1,127
                                        ========     =====          ====         ========      ======      ========


Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.


POWER DEVELOPMENT, s.r.o. AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
AT SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)
                                                                                          Consolidated
                                                                                             Power
                                            Power     Teplarna                            Development
                                         Development, Kromeriz, Total Before                  and
                                            s.r.o.       a.s.   Eliminations Eliminations  Subsidiary
                                         ------------ --------- ------------ ------------ -------------
ASSETS
------
PROPERTY, PLANT & EQUIPMENT                $    -      $1,087      $1,087       $     -      $1,087
-----------------------------
 Accumulated  DD&A                              -         163         163             -         163
                                           ------      ------      ------       -------      ------
                                                -         924         924             -         924
                                           ------      ------      ------       -------      ------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash Investments           15          60          75             -          75
 Accounts Receivable - Intercompany         1,038           -       1,038        (1,038)          -
 Accounts Receivable                           17          79          96             -          96
 Prepayments                                    -           2           2             -           2
                                           ------      ------      ------       -------      ------
                                            1,070         141       1,211        (1,038)        173
                                           ------      ------      ------       -------      ------
OTHER ASSETS:
------------
 Other Assets                               1,028       1,008       2,036        (1,028)      1,008
                                           ------      ------      ------       -------      ------

                                           $2,098      $2,073      $4,171       $(2,066)     $2,105
                                           ======      ======      ======       =======      ======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                              $  760      $   36      $  796       $   (36)     $  760
 Paid - in - Capital                        1,097       1,140       2,237        (1,140)      1,097
 Earnings Reinvested in the Business         (161)       (113)       (274)          113        (161)
 Cumulative Translation Adjustment           (154)        (36)       (190)           36        (154)
                                           ------      ------      ------       -------      ------
                                            1,542       1,027       2,569        (1,027)      1,542
                                           ------      ------      ------       -------      ------
CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Accounts Payable                              67         640         707          (432)        275
 Accounts Payable - Intercompany              488         607       1,095          (607)        488
 Other Accruals and Current Liabilities         1        (424)       (423)            -        (423)
                                           ------      ------      ------       -------      ------
                                              556         823       1,379        (1,039)        340
                                           ------      ------      ------       -------      ------
DEFERRED CREDITS:
----------------
 Other Deferred Credits                         -         223         223             -         223
                                           ------      ------      ------       -------      ------
                                                -         223         223             -         223
                                           ------      ------      ------       -------      ------

                                           $2,098      $2,073      $4,171       $(2,066)     $2,105
                                           ======      ======      ======       =======      ======

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.


POWER DEVELOPMENT, s.r.o. AND SUBSIDIARY
CONSOLIDATING STATEMENT OF INCOME
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)



                                                                                            Consolidated
                                                                                               Power
                                         Power      Teplarna                                Development
                                      Development,  Kromeriz,  Total Before                     and
                                         s.r.o.        a.s.    Eliminations   Eliminations   Subsidiary
                                      ------------  ---------  ------------   ------------  -------------

OPERATING REVENUES:
------------------
Other Operating Revenues                 $  40       $1,887       $1,927          $(40)        $1,887
                                         -----       ------       ------          ----         ------
                                            40        1,887        1,927           (40)         1,887
                                         -----       ------       ------          ----         ------

OPERATING EXPENSES:
------------------
Operation                                  104        1,839        1,943           (40)         1,903
Maintenance                                  -           50           50             -             50
Property, Franchise & Other Taxes            -            1            1             -              1
Depreciation, Depletion & Amortization       -           75           75             -             75
                                         -----       ------       ------          ----         ------
                                           104        1,965        2,069           (40)         2,029
                                         -----       ------       ------          ----         ------
Operating Loss                             (64)         (78)        (142)            -           (142)
                                         -----       ------       ------          ----         ------

OTHER INCOME:
------------
Unremitted Earnings of Subsidiaries       (161)           -         (161)          161              -
Other                                        1            9           10             -             10
                                         -----       ------       ------          ----         ------
                                          (160)           9         (151)          161             10
                                         -----       ------       ------          ----         ------
Loss Before Interest                      (224)         (69)        (293)          161           (132)
                                         -----       ------       ------          ----         ------

INTEREST CHARGES:
----------------
Other Interest                               2           92           94             -             94
                                           ---       ------       ------          ----         ------
                                             2           92           94             -             94
                                           ---       ------       ------          ----         ------

Net Loss                                 $(226)      $ (161)      $ (387)         $161         $ (226)
                                         =====       ======       ======          ====         ======



Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.


POWER DEVELOPMENT, s.r.o. AND SUBSIDIARY
CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)


                                                                                          Consolidated
                                                                                             Power
                                     Power       Teplarna                                 Development
EARNINGS REINVESTED               Development,   Kromeriz,  Total Before                      and
IN THE BUSINESS                      s.r.o.         a.s.    Eliminations   Eliminations    Subsidiary
-------------------               ------------   ---------  ------------   ------------   ------------

Balance at Beginning of Year        $  65         $  49         $ 114         $(49)         $  65


Net Loss                             (226)         (161)         (387)         161           (226)
                                    -----         -----         -----         ----          -----


Balance at End of Year              $(161)        $(112)        $(273)        $112          $(161)
                                    =====         =====         =====         ====          =====


Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.


POWER DEVELOPMENT, s.r.o. AND SUBSIDIARY
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
(THOUSANDS OF DOLLARS)
                                                                                              Consolidated
                                                                                                 Power
                                              Power     Teplarna  Total Before                Development
                                           Development, Kromeriz, Eliminations  Eliminations      and
                                              s.r.o.       a.s.   & Adjustments & Adjustments  Subsidiary
                                           ------------ --------- ------------- ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
Net Loss                                     $(226)      $(161)      $(387)         $ 161        $(226)
Adjustments to Reconcile Net Loss
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries           161           -         161           (161)           -
 Depreciation, Depletion & Amortization          -          75          75              -           75
 Other                                           -          20          20              -           20

Change in:
 Accounts Receivable - Intercompany           (285)          -        (285)           285            -
 Accounts Receivable                           (12)        132         120              -          120
 Prepayments                                     -           6           6              -            6
 Accounts Payable                               32         285         317             85          402
 Accounts Payable - Intercompany               369         370         739           (370)         369
 Other Accruals and Current Liabilities          -        (417)       (417)             -         (417)
 Other Assets and Liabilities                 (106)        (10)       (116)             -         (116)
                                             -----       -----       -----          -----        -----

Net Cash Provided by (Used in)
  Operations                                   (67)        300         233              -          233
                                             -----       -----       -----          -----        -----

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
Capital Expenditures                             -        (251)       (251)             -         (251)
                                             -----       -----       -----          -----        -----
Net Cash Used in Investing Activities            -        (251)       (251)             -         (251)
                                             -----       -----       -----          -----        -----

Net Increase (Decrease) in Cash
 and Temporary Cash Investments                (67)         49         (18)             -          (18)

Cash and Temporary Cash Investments
 at Beginning of Period                         82          11          93              -           93
                                             -----       -----       -----          -----        -----

Cash and Temporary Cash Investments
 at End of Period                            $  15       $  60       $  75          $   -        $  75
                                             =====       =====       =====          =====        =====

Note:  Individual columns or rows may not add due to rounding.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1997, incorporated herein by reference.

EXHIBITS

   A.    *(1)  Annual Report on Form 10-K for fiscal year ended September 30,
               1997 filed December 23, 1997 (File No. 1-3880).

          (2) National Fuel Gas Company 1997 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

         *(3) National Fuel Gas Company Proxy Statement, dated and filed December 31, 1997 (File No. 1-03880)

   B.    Articles of Incorporation, By-Laws and Partnership Agreements

         (1)   National Fuel Gas Company

                    *i Restated Certificate of Incorporation of National Fuel Gas Company, dated March 15, 1985 (Exhibit 10-00, Form 10-K for fiscal year ended September 30, 1991 in File No. 1-3880)

                  *ii Certificate of Amendment of Restated Certificate of Incorporation, dated March 17, 1992 (Exhibit EX-3(a), Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880)

                 *iii National Fuel Gas Company By-Laws as amended through September 18, 1997. (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

                   *iv Certificate of Amendment of Restated Certificate of Incorporation of National Fuel Gas Company, dated March 9, 1987 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

                    *v Certificate of Amendment of Restated Certificate of Incorporation of National Fuel Gas Company, dated
                          February 22, 1988 (Exhibit 3.2, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

         (2)      National Fuel Gas Distribution Corporation

                    *i By-Laws, as amended (Exhibit 2(i), designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                   *ii    Restated Certificate of Incorporation of National Fuel
                          Gas  Distribution  Corporation,   dated  May  9,  1988
                          (Exhibit B-1 in File No. 70-7478)









*  Incorporated herein by reference as indicated.

         (3)      National Fuel Gas Supply Corporation

                    *i By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989)

                   *ii    Articles  of   Incorporation  of  United  Natural  Gas
                          Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984)

                  *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984)

                   *iv Joint Agreement and Plan of Merger, dated June 18, 1974. (Exhibit (3)iv, Form U5S for fiscal year ended September 30, 1987)

                    *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994. (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         (4)      Leidy Hub, Inc. (Formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478)

                   *ii    Restated   Articles   of   Incorporation   of   Enerop
                          Corporation dated April 13, 1988 (Exhibit B-4 in File No. 70-7478)

                  *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 including a Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993)

                   *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994. (Exhibit
                          (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1994)

                    *v Ellisburg-Leidy Northeast Hub Company Admission Agreement dated June 12, 1995. (Exhibit (4)v, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                   *vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995. (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                  *vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995. (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)


*  Incorporated herein by reference as indicated.

                 *viii Limited Liability Company Agreement of Enerchange, L.L.C. dated June 12, 1995 and related documents. (Exhibit (4)viii, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996) [Portions of this document are subject to a request for confidential treatment under Rule 104(b)]

         (5)      Seneca Resources Corporation

                    *i By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989)

                   *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984)

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit
                          (5)iii,  Form U5S for fiscal year ended  September 30,
                          1984)

                   *iv    Articles of  Amendment,  dated March 30, 1955 (Exhibit
                          (5)iv,  Form U5S for fiscal year ended  September  30,
                          1984)

                    *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984)

                   *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994. (Exhibit (5)vi, designated as
                          Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         *(6) Limited Partnership Agreement dated November 28, 1983, between Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30,
                  1984)

         *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners. (Exhibit
                  (9), Form U5S for fiscal year ended September 30, 1984)

         *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984)

          (9)     Highland Land & Minerals, Inc.

                    *i    Certificate  of  Incorporation,  dated August 19, 1982
                          (Exhibit  (11)i,   Form  U5S  for  fiscal  year  ended
                          September 30, 1985)

                   *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987)

*  Incorporated herein by reference as indicated.

         (10)     Utility Constructors, Inc.

                    *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986. (Exhibit (12)i, Form U5S for fiscal year ended September 30, 1987)

                   *ii By-Laws (Exhibit (12)ii, Form U5S for fiscal year ended September 30, 1987)

         (11)     Data-Track Account Services, Inc.

                    *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512)

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512)

         (12)     National Fuel Resources, Inc.

                    *i    Articles  of  Incorporation,  dated  January  9, 1991.
                          (Exhibit (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

                   *ii By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

         (13)     Horizon Energy Development, Inc.

                    *i    Certificate   of   Incorporation.    (Exhibit   (13)i,
                          designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                  *ii     By-Laws.   (Exhibit  (13)ii,   designated  as  Exhibit
                          EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

         (14)     Beheeren-Beleggingmaatschappij Bruwabel B.V.

                    *i Articles of Incorporation. (Exhibit (14), designated as exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

*  Incorporated herein by reference as indicated.

         (15) Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding  Notarial Deed,  dated May 8, 1991.  (Exhibit
                          (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                   *ii    Notarial  Deed,  dated  December  2,  1993.   (Exhibit
                          (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                  *iii Notarial Deed, dated June 28, 1996. (Exhibit (15)iii, designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                   *iv    Notarial  Deed,  dated  November  27,  1996.  (Exhibit
                          (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (16)     Power Development, s.r.o.

                    *i    Founding  Notarial Deed,  dated May 4, 1994.  (Exhibit
                          (16)i, designated as Exhibit EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                   *ii Notarial Deed, dated June 28, 1996. (Exhibit (16)ii, designated as Exhibit EX-99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                  *iii    Notarial  Deed,  dated  November  27,  1996.  (Exhibit
                          (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (17)     Teplarna Kromeriz a.s.

                    *i Statutes, dated June 1996. (Exhibit (17), designated as Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (18)     KPP Investment, L.L.C.

                    *i Limited Liability Company Agreement dated January 11, 1996. (Exhibit (18)i, designated as exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

                  *ii Certificate of Formation, dated January 15, 1997. (Exhibit (18)ii, designated at Exhibit EX-99-4 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (19)     Sceptre Kabirwala, L.L.C.

                    *i Limited Liability Company Agreement dated January 26, 1996. (Exhibit (19)i, designated as exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

*  Incorporated herein by reference as indicated.

                   *ii Certificate of Formation, dated January 10, 1997. (Exhibit (19)ii, designated as Exhibit EX-99-6 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (20) Severoceske Teplarny, a.s. - Governing documents to be filed by amendment when available.

         (21) Teplarna Liberec, a.s. - Governing documents to be filed by amendment when available.

         (22) Energoservis Liberec, s.r.o. - Governing documents to be filed by amendment when available.

         (23) Zateca teplarenska, a.s. - Governing documents to be filed by amendment when available.

         (24) SCT Softmaker, s.r.o. - Governing documents to be filed by amendment when available.

         (25)     Zkusebna  mericu  tepla  a  vodomeru   Litomerice,   s.r.o.  -
                  Governing documents to be filed by amendment when available.

         (26)     Niagara Energy Trading Inc.

                    i Certificate of Incorporation dated July 15, 1997. Designated as exhibit EX-99-1 for EDGAR purposes.

                   ii By-Laws. Designated as exhibit EX-99-2 for EDGAR purposes.

         (27)     Niagara Independence Marketing Company

                    i Certificate of Incorporation dated September 17, 1997. Designated as exhibit EX-99-3 for EDGAR purposes.

                   ii By-Laws. Designated as exhibit EX-99-4 for EDGAR purposes.

                  iii Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company. Designated as exhibit EX-99-5 for EDGAR purposes.

         (28)     Seneca Independence Pipeline Company

                    i Certificate of Incorporation of Empire Oklahoma, Inc. dated April 16, 1996. Designated as exhibit EX-99-6 for EDGAR purposes.

                   ii Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc. dated July 24, 1997. Designated as exhibit EX-99-7 for EDGAR purposes.

                  iii By-Laws. Designated as exhibit EX-99-8 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796)

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401)

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880)

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401)

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880)

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

         * Rights Agreement between National Fuel Gas Company and Marine Midland Bank dated June 13, 1996 (Exhibit 99.1, Form 8-K dated June 13, 1996 in File No. 1-3880)

   D. Tax Allocation Agreement pursuant to Rule 45(c). Designated as exhibit EX-99-10 for EDGAR purposes.




*  Incorporated herein by reference as indicated.

EXHIBITS (Concluded)

   E.        (1)  Employee Relocation Manual filed pursuant to Rule 48(b).
                  Designated as exhibit EX-99-9 for EDGAR purposes.

             (2) Enerchange, L.L.C. Audited Financial Statements as of December 31, 1996. Filed in paper only under cover of Form SE as prescribed by Rule 16(c).

   F.     Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H.     Not applicable.

   I.     Not applicable.








































*  Incorporated herein by reference as indicated.

                                S I G N A T U R E


         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                        NATIONAL FUEL GAS COMPANY





                                        By: /s/ Joseph P. Pawlowski
                                            ---------------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  January 28, 1998
       ----------------

                                  EXHIBIT INDEX
                                  -------------


EX27-1 Financial Data Schedule of National Fuel Gas Company for period ending September 30, 1997

EX27-2 Financial Data Schedule of National Fuel Gas Distribution Corporation for period ending September 30, 1997

EX99-1          Certificate  of  Incorporation  of Niagara  Energy  Trading Inc.
                dated July 15, 1997

EX99-2          By-Laws of Niagara Energy Trading Inc.

EX99-3 Certificate of Incorporation of Niagara Independence Marketing Company dated September 17, 1997

EX99-4          By-Laws of Niagara Independence Marketing Company

EX99-5 Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company

EX99-6          Certificate  of  Incorporation  of Empire  Oklahoma,  Inc. dated
                April 16, 1996

EX99-7 Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc. dated July 24, 1997

EX99-8          By-Laws of Seneca Independence Pipeline Company

EX99-9          Employee Relocation Manual

EX99-10         Tax Allocation Agreement pursuant to Rule 45(c).